Exhibit 10.1

EXECUTION VERSION

OCCIDENTAL PETROLEUM CORPORATION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 2, 2024

$4,000,000,000

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.,
CITIBANK, N.A.,
HSBC SECURITIES (USA) INC.,
MUFG BANK, LTD.,
RBC CAPITAL MARKETS,
STANDARD CHARTERED BANK,
SUMITOMO MITSUI BANKING CORPORATION,
TD SECURITIES (USA) LLC
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A,
as Syndication Agent,

CITIBANK, N.A.,
HSBC BANK USA, NATIONAL ASSOCIATION,
MUFG BANK, LTD.,
ROYAL BANK OF CANADA,
STANDARD CHARTERED BANK,
SUMITOMO MITSUI BANKING CORPORATION,
THE TORONTO-DOMINION BANK, NEW YORK BRANCH
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents,

HSBC SECURITIES (USA) INC., and
TD SECURITIES (USA) LLC,
as Sustainability Structuring Agents

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

TABLE OF CONTENTS

i

ii

Schedules

1.01	Certain definitions
I	Revolving Credit Commitments
II	Addresses, Facsimile, E-Mails and Telephone Numbers
III	Sustainability Table

Exhibits

A	Form of Revolving Credit Note
B	[Reserved]
C	[Reserved]
D	[Reserved]
E	Form of Revolving Credit Borrowing Request
F	Form of Assignment and Acceptance
G	[Reserved]
H	Form of Pricing Certificate
I	Form of KPI Company Statement

iii

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 2, 2024, is among OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (hereinafter called the “Company”); the Banks (as defined below) and JPMORGAN CHASE BANK, N.A., as administrative agent (hereinafter called, in such capacity, together with any successor thereto in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS the Company, the Administrative Agent, the Banks and the other parties thereto entered into that certain Credit Agreement dated as of January 31, 2018 (as amended and restated on June 3, 2019, as amended by that certain First Amendment, dated as of March 23, 2020, as further amended and restated on December 10, 2021, and as further amended, restated, modified or supplemented from time to time through the date hereof, the “Existing Credit Agreement”);

WHEREAS the Company, the Administrative Agent and the Banks desire to amend and restate the terms of the Existing Credit Agreement on the terms and conditions contained herein, which  Agreement shall become effective and shall supersede and replace the Existing Credit Agreement upon satisfaction of the conditions precedent set forth in Section 7.01; and

WHEREAS the Banks are willing to provide the credit facilities described herein to the Company on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated below in this Section 1.01; provided that capitalized terms used in Sections 6.02(b) and 6.02(c) and defined in Schedule 1.01 shall have the meanings indicated in such Schedule 1.01:

“2019 Baseline GHG Emissions” means the sum of the Scope 1 Emissions and Scope 2 Emissions for the Calendar Year ending December 31, 2019 which is set forth in the Sustainability Table; provided that if the Company or any of its Subsidiaries consummates a Sustainability Recalculation Transaction in any Calendar Year, then prior to the delivery of the Pricing Certificate for the Calendar Year in which such Sustainability Recalculation Transaction was consummated, the 2019 Baseline GHG Emissions may be amended as contemplated by Section 2.15(g).

“2019 KPI Limited Assurance Statement” means the limited assurance verification of the 2019 Baseline GHG Emissions provided by the Sustainability Assurance Provider to the Administrative Agent and the Company on December 8, 2021.

“Accession Agreement” has the meaning assigned to that term in Section 4.01(b)(i).

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Administrative Questionnaire” means an administrative questionnaire, in a form supplied by the Administrative Agent, which each Bank shall complete and provide to the Administrative Agent.

“Affected Bank” means, respectively, (a) any Bank or Participant affected by the events described in Section 2.08(a), Section 2.08(b) or Section 2.12 or (b) any Bank affected by the events described in Section 2.13, as the case may be, but only for any period during which such Bank or Participant shall be affected by such events.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Agents” means, collectively, the Syndication Agent, the Administrative Agent, the Documentation Agents and the Sustainability Structuring Agents.

“Agreement” means this Third Amended and Restated Credit Agreement, as the same may at any time be amended, restated, supplemented or otherwise modified from time to time and in effect.

“Allocable Share” means, when used with reference to any Assenting Bank at the time any determination thereof is to be made, in the case of the Revolving Credit Commitment and Revolving Credit Loans of an Affected Bank, a fraction, the numerator of which shall be the Revolving Credit Commitment of such Assenting Bank at such time and the denominator of which shall be the aggregate of the Revolving Credit Commitments of all Assenting Banks at such time (or such other amount of such Revolving Credit Commitment and Revolving Credit Loans as the Company and the Assenting Banks shall agree).

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1%  per annum and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternate Base Rate Loan” means any Loan with respect to which the Interest Rate is based on the Alternate Base Rate.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Facility Fee Percentage” means, on any date, the applicable percentage set forth below based upon the ratings applicable on such date to Index Debt:

Percentage
Level 1
BBB+ or better by S&P/Fitch Baa1 or better by Moody’s	0.125%
Level 2
BBB by S&P/Fitch Baa2 by Moody’s	0.150%
Level 3
BBB- by S&P/Fitch Baa3 by Moody’s	0.200%
Level 4
BB+ by S&P/Fitch Ba1 by Moody’s	0.300%
Level 5
BB by S&P/Fitch Ba2 by Moody’s	0.325%
Level 6
BB- or lower by S&P/Fitch Ba3 or lower by Moody’s	0.350%

For purposes hereof, (a) if the ratings established (or deemed to have been established, as provided in clause (b) below) by Moody’s, S&P and Fitch shall fall within different Levels, then (i) if three ratings are in effect, then either (A) if two of the three ratings are in the same Level, such Level shall apply or (B) if all three of the ratings are in different Levels, then the Level corresponding to the middle rating shall apply and (ii) if only two ratings are in effect or deemed to be in effect, the applicable Level shall be the category in which the higher of the ratings shall fall unless the ratings differ by two or more Levels, in which case the applicable Level shall be the next Level below that corresponding to the higher rating, (b) if any of Moody’s, S&P or Fitch shall not have in effect a rating for Index Debt (other than (x) because such rating agency shall no longer be in the business of rating corporate debt obligations or (y) as a result of a change in the rating system of Moody’s, S&P or Fitch), then (i) if only one rating agency shall not have in effect a rating, the applicable Level shall be determined by reference to the remaining two effective ratings, (ii) if two rating agencies shall not have in effect a rating, one of such rating agencies will be deemed to have established a rating for Index Debt in Level 6 and the applicable Level shall be determined by reference to such deemed rating and the remaining effective rating and (iii) if no rating agency shall have in effect a rating, then Level 6 shall apply and (c) if any rating established (or deemed to have been established, as provided in clause (b) above) by Moody’s, S&P or Fitch shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first publicly announced by the applicable rating agency. Each change in the Applicable Facility Fee Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks (acting through the Administrative Agent) shall negotiate in good faith to amend the references to specific ratings in this paragraph to reflect such changed rating system or the non-availability of ratings from such rating agency.

It is hereby understood and agreed that the Applicable Facility Fee Percentage shall be subject to adjustment from time to time based upon the Sustainability Facility Fee Adjustment (to be calculated and applied as set forth in Section 2.15).

“Applicable Margin” means, on any date, with respect to any Adjusted Term SOFR Rate Loan or Alternate Base Rate Loan, as the case may be, the applicable spread set forth below based upon the ratings applicable on such date to Index Debt:

	Adjusted Term SOFR	Alternate Base Rate
Level 1
BBB+ or better by S&P/Fitch Baa1 or better by Moody’s	1.000%	0.000%
Level 2
BBB by S&P/Fitch Baa2 by Moody’s	1.100%	0.100%
Level 3
BBB- by S&P/Fitch Baa3 by Moody’s	1.300%	0.300%
Level 4
BB+ by S&P/Fitch Ba1 by Moody’s	1.450%	0.450%
Level 5
BB by S&P/Fitch Ba2 by Moody’s	1.675%	0.675%
Level 6
BB- or lower by S&P/Fitch Ba3 or lower by Moody’s	1.900%	0.900%

For purposes hereof, (a) if the ratings established (or deemed to have been established, as provided in clause (b) below) by Moody’s, S&P and Fitch shall fall within different Levels, then (i) if three ratings are in effect, then either (A) if two of the three ratings are in the same Level, such Level shall apply or (B) if all three of the ratings are in different Levels, then the Level corresponding to the middle rating shall apply and (ii) if only two ratings are in effect or deemed to be in effect, the applicable Level shall be the category in which the higher of the ratings shall fall unless the ratings differ by two or more Levels, in which case the applicable Level shall be the next Level below that corresponding to the higher rating, (b) if any of Moody’s, S&P or Fitch shall not have in effect a rating for Index Debt (other than (x) because such rating agency shall no longer be in the business of rating corporate debt obligations or (y) as a result of a change in the rating system of Moody’s, S&P or Fitch), then (i) if only one rating agency shall not have in effect a rating, the applicable Level shall be determined by reference to the remaining two effective ratings, (ii) if two rating agencies shall not have in effect a rating, one of such rating agencies will be deemed to have established a rating for Index Debt in Level 6 and the applicable Level shall be determined by reference to such deemed rating and the remaining effective rating and (iii) if no rating agency shall have in effect a rating, then Level 6 shall apply and (c) if any rating established (or deemed to have been established, as provided in clause (b) above) by Moody’s, S&P or Fitch shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first publicly announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks (acting through the Administrative Agent) shall negotiate in good faith to amend the references to specific ratings in this paragraph to reflect such changed rating system or the non-availability of ratings from such rating agency.

It is hereby understood and agreed that the Applicable Margin with respect to Alternate Base Rate Loans and Term Benchmark Loans shall be subject to adjustment from time to time based upon the Sustainability Margin Adjustment (to be calculated and applied as set forth in Section 2.15); provided that in no event shall the Applicable Margin be less than 0.00%.

“Applicable Margin Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.04%, if the KPI Metric for such period as set forth in the KPI Company Statement is less than the Threshold A for such period, (b) 0.00%, if the KPI Metric for such period as set forth in the KPI Company Statement is more than or equal to the Threshold A for such period but less than the Target A for such period, and (c) negative 0.04%, if the KPI Metric for such period as set forth in the KPI Company Statement is more than or equal to the Target A for such period.

“Assenting Bank” has the meaning assigned to that term in Section 2.08(e)(ii).

“Assignment and Acceptance” means an instrument substantially in the form of Exhibit F hereto.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.03.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” and “Banks” mean, respectively, (a) each bank or financial institution (other than any Issuing Bank in its capacity as such) which becomes a party to this Agreement by signing on the signature pages hereto or pursuant to an Accession Agreement or Section 10.06(c), and (b) all such banks and financial institutions.

“Bank-Related Person” has the meaning assigned to it in Section 10.07(b).

“Bank Funding Default” means any failure by the Company to repay any portion of a Loan which otherwise would have been repaid in accordance with the second sentence of Section 2.06 from proceeds of a new Loan or Loans, which failure is attributable solely to the failure of any Bank to make available all or any portion of the new Loan or Loans to be made by such Bank pursuant to Section 2.06.

“Bank Parent” means, with respect to any Bank, any Person in respect of which such Bank is a Subsidiary.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Bank, that such Bank has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Bank by a governmental authority if such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority) to reject, repudiate, disavow or disaffirm any agreements made by such Bank.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.03.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)          the Adjusted Daily Simple SOFR; or

(2)          the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Revolving Credit Notes.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Company) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Company) is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)          in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)          in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof), continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Revolving Credit Note in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Revolving Credit Note in accordance with Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowing” means a borrowing by the Company from the Banks (or any of them) pursuant to this Agreement (including any such borrowing made as a result of the operation of Section 2.06, Section 2.08(e)(ii), Section 2.08(e)(iii), Section 2.12(c)(i) or Section 2.13(i), as the case may be).

“Borrowing Date” means the date on which a Borrowing is, or is to be, consummated, as the context may indicate.

“Business Day” means any day not a Saturday, Sunday or legal holiday in the State of New York and on which banks and the Federal Reserve Bank of New York are open for business in New York City; provided, however, that, in addition to the foregoing, in relation to Term SOFR, “Business Day” shall mean “U.S. Government Securities Business Day”.

“Business Entity” means a corporation, association, business trust, partnership, limited liability company or other business entity.

“Calendar Quarter” means a calendar quarter ending on the last day of any March, June, September or December.

“Calendar Year” means the calendar year ending on the last day of any December.

“Capital Adequacy or Liquidity Change” has the meaning assigned to that term in Section 2.08(b).

“Capital Adequacy or Liquidity Rule” has the meaning assigned to that term in Section 2.08(b).

“Capital Stock” means (a) in the case of a corporation, common stock, preferred stock and any other capital stock, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, limited liability company interests, and (d) in the case of any other Business Entity, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such Business Entity, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time and in effect.

“Commitment Increase” has the meaning assigned to that term in Section 4.01(b)(i).

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Confidential Information” has the meaning assigned to that term in Section 10.02.

“Consenting Bank” has the meaning assigned to that term in Section 4.01(c).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Consolidated Subsidiary” means any Subsidiary of the Company included in the financial statements of the Company and its Subsidiaries prepared on a consolidated basis in accordance with United States generally accepted accounting principles.

“Credit Parties” has the meaning assigned to that term in Section 10.18(a).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Declassification Date” means the date on which the Administrative Agent (acting on the instructions of Required Banks) notifies the Company and the Banks of the declassification of the Loans and Revolving Credit Commitments under this Agreement as a “sustainability-linked” credit facility in accordance with Section 2.15(j).

 “Declining Bank” has the meaning assigned to that term in Section 4.01(c).

“Defaulting Bank” means any Bank that (a) has failed, within three (3) Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Event of Default or Unmatured Event of Default) has not been satisfied, (b) has notified the Company, the Administrative Agent or any Issuing Bank or Bank in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Event of Default or Unmatured Event of Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any Issuing Bank or Bank made in good faith to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans and participations in Letters of Credit; provided, that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Administrative Agent’s or the applicable Issuing Bank’s or Bank’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or has a Bank Parent that has become, the subject of a Bankruptcy Event or a Bail-In Action.

“Documentation Agents” means, collectively, Citibank, N.A., HSBC Bank USA, National Association, MUFG Bank Ltd., Royal Bank of Canada, Standard Chartered Bank, Sumitomo Mitsui Banking Corporation, The Toronto-Dominion Bank, New York Branch and Wells Fargo Bank, National Association.

“Dollars” and the symbol “$” mean the lawful currency of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date upon which the conditions of Section 7.01 shall have been satisfied.  The Effective Date is February 2, 2024.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means a commercial bank having total assets in excess of $8,000,000,000 or any other financial institution mutually acceptable to the Company and the Administrative Agent.

“Employee Benefit Plan” has the meaning assigned to the term “employee benefit plan” in Section 3(3) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and in effect, and the rules and regulations promulgated thereunder.

“ERM CVS” means ERM Certification and Verification Services, Inc.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to that term in Section 8.01.

“Excepted Subsidiary” means (a) effective as of the date of the Officers’ Certificate hereinafter referred to, any Subsidiary of the Company which has been designated as an Excepted Subsidiary pursuant to an Officers’ Certificate and has not been withdrawn from status as an Excepted Subsidiary by a subsequent Officers’ Certificate; provided that no Subsidiary of the Company may be designated as an Excepted Subsidiary unless, immediately after giving effect to such designation, the Company shall be in compliance with Section 6.02(d), calculated on a pro forma basis and (b) each Subsidiary of one or more Excepted Subsidiaries.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, a Bank, an Issuing Bank or any other recipient or required to be withheld or deducted from a payment to such recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Bank or Issuing Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank or an Issuing Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such recipient with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Bank or Issuing Bank acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Company under Section 2.08(e), Section 2.12(c), Section 2.13, Section 4.01(c) or Section 10.08) or (ii) such Bank or Issuing Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Bank’s or Issuing Bank’s assignor immediately before such Bank or Issuing Bank became a party hereto or to such Bank or Issuing Bank immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.12(b) and (d) any withholding Taxes imposed under FATCA.

“Existing Banks” has the meaning assigned to that term in Section 10.20(d).

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing KPI Metric” has the meaning assigned to that term in Section 2.15(h).

“Existing Maturity Date” has the meaning assigned to that term in Section 4.01(c).

“Facility Fee” has the meaning assigned to that term in Section 2.07(a).

“Facility Fee Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.01%, if the KPI Metric for such period as set forth in the KPI Company Statement is less than the Threshold A for such period, (b) 0.00%, if the KPI Metric for such period as set forth in the KPI Company Statement is more than or equal to the Threshold A for such period but less than the Target A for such period, and (c) negative 0.01%, if the KPI Metric for such period as set forth in the KPI Company Statement is more than or equal to the Target A for such period.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices included in or adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that such rate shall in no event be less than zero.

“Fees” means the Facility Fee, the LC Participation Fees and the Issuing Bank Fees.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be 0.00%.

“Funded Debt” means, with respect to any Person, all Indebtedness of such Person (a) maturing one year or more from the date of the creation thereof, (b) directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and (c) under a revolving credit, term loan or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Governmental Authority” has the meaning assigned to that term in Section 10.02(a).

“Greenhouse Gas Protocol” means the Greenhouse Gas Protocol: A Corporate Account and Reporting Standard of the World Business Council for Sustainable Development and the World Resources Institute (Revised Edition, 2015).

“Increase Effective Date” has the meaning assigned to that term in Section 4.01(b)(ii).

“Increased Cost Change” has the meaning assigned to that term in Section 2.08(a).

“Increasing Bank” has the meaning assigned to that term in Section 4.01(b)(i).

“Indebtedness” means, with respect to any Person, at any time, and in each case only to the extent such obligations are presented as liabilities on the face of the balance sheet of such Person in accordance with United States generally accepted accounting principles, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (b) obligations under finance leases (the amount of such obligations being the capitalized amount of such leases, determined in accordance with United States generally accepted accounting principles as provided in Section 1.02), (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit,  letters of guaranty and bankers’ acceptances, (e) guarantees by such Person of any Indebtedness of others of the type described in the foregoing clauses (a) through (d) and (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any

Lien on any asset owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person.

“Indemnified Liabilities” has the meaning assigned to that term in Section 10.07.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” and “Indemnitee” have the respective meanings assigned to those terms in Section 10.07.

“Index Debt” means senior, unsecured, non-credit-enhanced, publicly-held, long-term indebtedness for borrowed money of the Company.

“Interest Payment Date” means (a) with respect to Alternate Base Rate Loans, the last day of each Calendar Quarter, commencing with the first of such dates to occur after the date of this Agreement, and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, as to any Term Benchmark Loan, the period commencing on the Borrowing Date of such Loan and ending 1, 3 or 6 months later on the numerically corresponding day for 1, 3 or 6 month Interest Periods in the calendar month, as the Company may elect, or other periods requested by the Company and acceptable to the Banks; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period may be selected that ends later than the Maturity Date, (iii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iv) no tenor that has been removed from this definition pursuant to Section 3.03(e) shall be available for any Term Benchmark Borrowing.  For purposes hereof, the date of a Term Benchmark Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate” means the rate or rates of interest to be determined as provided in Article III.

“Issuing Bank” means (a) each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., HSBC Bank USA, National Association, MUFG Bank, Ltd., Royal Bank of Canada, Standard Chartered Bank, Sumitomo Mitsui Banking Corporation, The Toronto-Dominion Bank, New York Branch and Wells Fargo Bank, National Association, and (b) any other Bank that has agreed in writing (a copy of which has been delivered to the Administrative Agent) to issue Letters of Credit hereunder, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.03(i).  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such affiliate with respect to Letters of Credit issued by such affiliate.

“Issuing Bank Fees” has the meaning assigned to that term in Section 2.07(b).

“Joint Lead Arrangers” means each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., HSBC Securities (USA) Inc., MUFG Bank, Ltd., RBC Capital Markets, Standard Chartered Bank, Sumitomo Mitsui Banking Corporation, TD Securities (USA) LLC and Wells Fargo Securities, LLC, in its capacity as joint lead arranger and bookrunner.

“KPI Amendment” has the meaning assigned to that term in Section 2.15(h).

“KPI Company Statement” means an annual certificate executed on behalf of the Company by one of its Senior Vice Presidents, one of its Vice Presidents or its Treasurer or one of its Assistant Treasurers or its Controller or one of its Assistant Controllers, substantially in the form of Exhibit I, that certifies as to whether the Company has achieved the KPI Metric for a specific Calendar Year and attaches a KPI Limited Assurance Statement from the Sustainability Assurance Provider for that Calendar Year.

“KPI Limited Assurance Statement” means a limited assurance verification of the KPI Metric provided by the Sustainability Assurance Provider for each Calendar Year.

“KPI Metric” means the percentage reduction of the sum of the Scope 1 Emissions and the Scope 2 Emissions from worldwide Company operated assets, including upstream, midstream and chemicals, calculated as set forth in the Sustainability Table; provided, however, that carbon offsets shall not be included in the KPI Metric.

“LC Commitment” means, as to each Issuing Bank, $125,000,000 or such other amount as such Issuing Bank and the Company may agree upon in writing from time to time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time.  For the avoidance of doubt, with respect to each Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the aggregate undrawn amount of such Letter of Credit shall be the maximum stated amount of such Letter of Credit after giving effect to all such increases.  The LC Exposure of any Bank at any time shall be its Proportional Share of the total LC Exposure at such time.

“LC Participation Fee” has the meaning assigned to that term in Section 2.07(b).

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Loans” and “Loan” mean, respectively (a) all loans made by the Banks or a single Bank (as the context may indicate) to the Company pursuant to this Agreement (including any such loan made as a result of the operation of Section 2.06, Section 2.08(e)(ii), Section 2.08(e)(iv), Section 2.12(c)(i) or Section 2.13(i), as the case may be), and (b) a single such loan made by any Bank.

“Maturity Date” means June 30, 2028 or such later date to which the Maturity Date may be extended in accordance with the terms of Section 4.01(c).

“Minimum Funding Standard” has the meaning assigned to that term in Section 302 of ERISA and Section 412 of the Code.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” has the meaning assigned to the term “multiemployer plan” in Section 3(37) of ERISA.

“Non-Defaulting Bank” means, at any time, any Bank that is not a Defaulting Bank at such time.

“Note” means a Revolving Credit Note executed and delivered by the Company as provided in Section 2.05 (if any).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not published for any day that is a Business Day, the NYFRB Rate shall be the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that the NYFRB Rate shall in no event be less than zero.

“Officers’ Certificate” means a certificate executed on behalf of the Company by one of its Senior Vice Presidents, one of its Vice Presidents or its Treasurer or one of its Assistant Treasurers or its Controller or one of its Assistant Controllers.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Loan or Note).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.08(e), Section 2.12(c), Section 2.13, Section 4.01(c) or Section 10.08).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by US-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the

NYFRB’s Website from time to time) and published on the next succeeding Business Day as an Overnight Bank Funding Rate.

“Participants” and “Participant” mean, respectively, (a) the banks and other entities referred to in Section 10.06(b), and (b) any one of such banks or other entities.

“Payment” has the meaning assigned to it in Section 9.13(c).

“Payment in Full” means the date on which the Total Commitment is terminated and all Loans and the unpaid interest accrued thereon and the Fees accrued hereunder are repaid or paid in full.

“Payment Notice” has the meaning assigned to it in Section 9.13(c).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or a political subdivision thereof or a governmental agency.

“Plan” means (a) with respect to the Company, any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, under which the Company or any Related Person to the Company has contributed, and (b) with respect to any other Person, any employee benefit plan or other plan established or maintained by such Person for the benefit of such Person’s employees and to which Title IV of ERISA applies.

“Plan Administrator” has the meaning assigned to the term “administrator” in Section 3(16)(A) of ERISA.

“Plan Sponsor” has the meaning assigned to the term “plan sponsor” in Section 3(16)(B) of ERISA.

“Pricing Certificate” means a certificate substantially in the form of Exhibit H executed on behalf of the Company by one of its Senior Vice Presidents, one of its Vice Presidents or its Treasurer or one of its Assistant Treasurers or its Controller or one of its Assistant Controllers and attaching (a) true and correct copies of the KPI Company Statement for the most recently ended Calendar Year and setting forth the Sustainability Margin Adjustment for the period covered thereby and computations in reasonable detail in respect thereof and (b) a KPI Limited Assurance Statement of the Sustainability Assurance Provider confirming that, based on its assurance activities, nothing has come to the Sustainability Assurance Provider’s attention to indicate that the KPI Metric set forth in the KPI Company Statement for the most recently ended Calendar Year is not fairly stated in accordance in all material respects with the Sustainability Reporting Criteria.

“Pricing Certificate Inaccuracy” has the meaning set forth in Section 2.15(d).

“Prime Rate” means the rate per annum publicly announced by the Administrative Agent from time to time as its prime rate in effect at its principal office in the City of New York.  Each change in the Prime Rate shall be effective on the date such change is announced as effective.

“Prohibited Transaction” has the respective meanings assigned to that term in Section 4975 of the Code and in Section 406 of ERISA.

“Proportional Share” means, at the time any determination thereof is to be made and when used with reference to any Bank and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction, the numerator of which shall be such Bank’s Revolving Credit Commitment at such time and the denominator of which shall be the Total Commitment at such time; provided, however, that if prior to the time of such determination the Total Commitment shall have been terminated pursuant to the terms hereof (including Section 8.01), any determination of Proportional Shares shall be based upon the amounts of Revolving Credit Commitments and Total Commitment in effect immediately prior to such termination.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Reference Time” with respect to any setting of the then-current Benchmark means 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting.

“Refinancing Loan” means (a) any Revolving Credit Loan (i) which is made on the date of repayment of any other Revolving Credit Loan and (ii) all of the proceeds of which are applied, in accordance with Section 2.06, to the repayment of such other Revolving Credit Loan, and (b) any Revolving Credit Loan (i) which is made on the date of prepayment of any other Revolving Credit Loan and (ii) all of the proceeds of which are applied, in accordance with Section 4.02, to the prepayment of such other Revolving Credit Loan.  A Refinancing Loan may be an Adjusted Term SOFR Rate Loan, an Alternate Base Rate Loan, or a combination thereof, irrespective of whether the Loan or Loans being refinanced with the proceeds of such Refinancing Loan were bearing interest based upon the same or a different interest rate basis as such Refinancing Loan.

“Register” has the meaning assigned to that term in Section 10.06(e).

“Regulation U” means Regulation U of the Board, as the same may at any time be amended or modified and in effect.

“Regulation X” means Regulation X of the Board, as the same may at any time be amended or modified and in effect.

“Related Person” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Replacement KPI Metric” has the meaning assigned to that term in Section 2.15(h).

“Replacement Lender” means a lending institution designated by the Company pursuant to Section 2.08(e)(iv), Section 2.12(c)(ii) or Section 2.13, which, at the time of such designation, is not a Bank.

“Reportable Event” means a “reportable event” described in Section 4043(b) of ERISA.

“Required Banks” means, at the time any determination thereof is to be made, Banks whose Revolving Credit Commitments aggregate more than 50% of the Total Commitment, or, if the Total Commitment shall have been terminated pursuant to the terms hereof (including pursuant to Section 8.01), Banks holding outstanding Loans and LC Exposures representing in the aggregate more than 50% of the sum of the aggregate outstanding principal amount of all Loans and LC Exposures.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit Borrowing” means a Borrowing (a) pursuant to Section 2.01(a) or Section 2.06 consisting of simultaneous Revolving Credit Loans from each of the Banks in accordance with their respective Proportional Shares of such Borrowing, or (b) made as a result of the operation of Section 2.08(e)(ii), Section 2.08(e)(iv), Section 2.12(c)(i) or Section 2.13(i).

“Revolving Credit Borrowing Request” means a request made pursuant to Section 2.01(b) substantially in the form of Exhibit E hereto.

“Revolving Credit Commitment” means, when used with reference to any Bank at the time any determination thereof is to be made, the amount of such Bank’s commitment hereunder to extend credit to the Company as set forth in Section 2.01(a) and Section 2.03, which Revolving Credit Commitment, subject to Section 8.01 and the proviso below, shall be the total amount set forth opposite the name of such Bank on Schedule I hereto or the amount set forth in an Accession Agreement, as such commitment may from time to time be adjusted under Section 2.08(e)(ii), Section 2.08(e)(iii), Section 2.12(c)(i), Section 2.12(c)(ii), Section 2.13(i) or Section 2.13(ii), reduced by the amount of any permanent reduction(s) in such amount made pursuant to Section 4.01(a) or increased from time to time pursuant to Section 4.01(b).

“Revolving Credit Commitments” means each Revolving Credit Commitment, collectively.

“Revolving Credit Exposure” means, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Revolving Credit Loans and its LC Exposure at such time.

“Revolving Credit Loan” shall have the meaning assigned to that term in Section 2.01(a).

“Revolving Credit Notes” and “Revolving Credit Note” mean, respectively, (a) the promissory notes of the Company substantially in the form of Exhibit A hereto, issued pursuant to and in accordance with this Agreement, as such promissory notes may at any time be amended or modified and in effect, and (b) a single such promissory note.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Kherson region of Ukraine, the Zaporizhzhia region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, U.S. Department of Commerce, the United Nations Security

Council, His Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled (including as defined and/or established in and/or by any applicable laws, rules, regulations or orders) by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom.

“Scope 1 Emissions” has the meaning defined by the Greenhouse Gas Protocol, estimated direct greenhouse gas emissions from sources that are operated by the Company and its Subsidiaries.

“Scope 2 Emissions” has the meaning defined by the Greenhouse Gas Protocol, estimated indirect, location-based greenhouse gas emissions from the generation of purchased electricity or steam used by the Company and its Subsidiaries that occurs at sources operated by another entity.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Subsidiary” means, at any time, any Consolidated Subsidiary, a majority (by number of votes) of the Voting Securities of which is at such time owned directly by the Company or by one or more of its Specified Subsidiaries, or by the Company and one or more of its Specified Subsidiaries, and which is not at such time designated as an Excepted Subsidiary; provided that (i) at the time any Subsidiary of the Company is withdrawn from status as an Excepted Subsidiary, such Subsidiary shall not be liable with respect to any Indebtedness which it could not become liable with respect to hereunder on the date of such withdrawal if it were then a Specified Subsidiary, and (ii) immediately after giving effect to such withdrawal, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other Business Entity, a majority (by number of votes) of the Voting Securities of which is at the time owned by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

“Sustainability Assurance Provider” means a qualified external reviewer, independent of the Company and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing that shall apply assurance standards and methodology consistent with the International Standard for Assurance Engagements ISAE 3000 (Revised).  As of the date hereof, the term Sustainability Assurance Provider means ERM CVS; provided that a replacement sustainability assurance provider may be designated from time to time by the Company if any such replacement Sustainability Assurance Provider (a) shall be (i) a qualified external reviewer, independent of the Company and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing (as determined by the Company in good faith) or (ii) another firm designated by the Company and approved by the Required Banks, and (b) shall apply substantially the same assurance standards and methodology used in the 2019 KPI Limited Assurance Statement, except for any changes to such standards and/or methodology that (i) are consistent with then generally accepted industry standards (as determined by the Company in good faith) or (ii) if not so consistent, are proposed by the Company and approved by the Required Banks.

“Sustainability Facility Fee Adjustment” means, with respect to any KPI Company Statement, for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the Facility Fee Adjustment Amount (whether positive, negative or zero).

“Sustainability Margin Adjustment” means, with respect to any KPI Company Statement, for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the Applicable Margin Adjustment Amount (whether positive, negative or zero).

“Sustainability Pricing Adjustment Date” has the meaning specified in Section 2.15(a).

“Sustainability Recalculation Transaction” means any acquisition, disposition, merger or similar transaction or series of related transactions consummated by the Company or any of its Subsidiaries whereby, as a result of the consummation of such transaction or series of related transactions, the Company and its Subsidiaries’ combined Scope 1 Emissions and Scope 2 Emissions would reasonably be expected to be increased or decreased by 5% or more as compared to the Company and its Subsidiaries’ combined Scope 1 Emissions and Scope 2 Emissions immediately prior to the consummation of such transaction, as determined in good faith by the Company.

“Sustainability Reporting Criteria” means the American Petroleum Institute Compendium of Greenhouse Gas Emissions Methodologies for the Oil and Natural Gas Industry (2009); the Intergovernmental Panel on Climate Change Guidance for National Greenhouse Gas Inventories (2006); and, with respect to operations in the United States of America, the U.S. Environmental Protection Agency Mandatory Greenhouse Gas Reporting Rule (each of which is aligned with the Greenhouse Gas Protocol), in each case as applicable to Scope 1 Emissions and Scope 2 Emissions.

“Sustainability Structuring Agents” means, initially, HSBC Securities (USA) Inc. and/or TD Securities (USA) LLC, and any successors appointed in accordance with Section 9.10.

“Sustainability Table” means the Sustainability Table set forth on Schedule III.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Target A” means, with respect to any Calendar Year, the Target A for such fiscal year as set forth in the Sustainability Table.

“Taxes” has the meaning assigned to that term in Section 2.12(a).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”  means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.  If by 5:00 pm (New York City time) on  such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Threshold A” means, with respect to any Calendar Year, the Threshold A for such fiscal year as set forth in the Sustainability Table.

“Total Capitalization” means, as of the last day of any fiscal quarter, with respect to the Company and its Specified Subsidiaries on a consolidated basis, the sum of (a) Total Debt at such time; plus (b) total stockholders’ equity at such time, determined on a consolidated basis in accordance with United States generally accepted accounting principles.  For purposes of this Agreement, Total Capitalization shall be calculated excluding the cumulative amount of any non-cash write-downs, impairments and related charges occurring after September 30, 2019, including, without limitation, those which may be required under Rule 4-10 (Financial Accounting and Reporting for Oil and Gas Producing Activities Pursuant to the Federal Securities Laws and the Energy Policy and Conservation Act of 1975) of Regulation S-X promulgated by the Securities and Exchange Commission or by United States generally accepted accounting principles.

“Total Commitment” means, at any time the determination thereof is to be made, the aggregate amount of the Revolving Credit Commitments of the Banks, as in effect at such time.

“Total Debt” means, at any time, the aggregate outstanding principal amount (or, in the case of a discount instrument, the accreted value thereof) of Indebtedness of the Company and its Specified Subsidiaries on a consolidated basis referred to in clauses (a) and (b), and guarantees thereof under clause (e), in each case of the definition of Indebtedness.

“Transferee” has the meaning assigned to that term in Section 10.06(g).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Securities” means stock or partnership interests of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership or other business entity in question, other than stock or partnership interests having the right so to vote solely by reason of the happening of a contingency.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles as in effect from time to time, including, without limitation, releases and bulletins issued by the Securities and Exchange Commission, applicable statements, interpretations and positions issued by the Financial Accounting Standards Board and standards and releases issued by the Public Company Accounting

Oversight Board or their task forces and/or committees.  In the event that an actual or anticipated change (which term for all purposes of this Agreement includes, without limitation, the adoption of a new rule) in United States generally accepted accounting principles would affect the computation of any dollar amounts or ratios referred to in the financial covenants herein, then, if the Company, the Administrative Agent or the Required Banks, by notice to the other parties hereto, shall so request, whether before or at any time after such change in United States generally accepted accounting principles, (a) the parties to the Agreement will enter into negotiations in good faith in an effort to agree upon amendments which will most nearly preserve the original intent of such financial covenants, and (b) pending agreement on such amendments, such financial covenants will remain in effect but will be measured by reference to United States generally accepted accounting principles as in effect immediately prior to such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a finance lease where such lease (or similar arrangement) would not have been required to be so treated under United States generally accepted accounting principles as in effect on December 31, 2016.  When used herein, the term “financial statements” shall include the notes and schedules thereto, but need not include such notes or schedules when used with reference to such statements of any Person as of any date other than the end of a fiscal year of such Person.

SECTION 1.03.  Divisions.  For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 1.04.  Interest Rate; Benchmark Notification.  The interest rate on Loans under this Agreement may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform.  Upon the occurrence of a Benchmark Transition Event, Section 3.03(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.  The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.05.  Other Interpretive Provisions.  Unless otherwise specified herein or unless the context requires otherwise, (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (j) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including” and (l) Article and Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

ARTICLE II

LOAN AND LETTER OF CREDIT PROVISIONS

SECTION 2.01.  Revolving Credit Commitments; Procedure for Requests.  (a)  Subject to the terms and conditions of this Agreement, each Bank, severally and not jointly, agrees to make revolving credit loans (“Revolving Credit Loans”) to the Company at any time and from time to time on and after the Effective Date and until the Maturity Date; provided, however, that (i) at no time shall the sum of (A) the outstanding aggregate principal amount of all Revolving Credit Loans made by a Bank and (B) the LC Exposure of such Bank exceed the Revolving Credit Commitment of such Bank then in effect and (ii) at no time shall the sum of (A) the outstanding aggregate principal amount of all Revolving Credit Loans and (B) the LC Exposure exceed the Total Commitment; provided further that nothing contained herein shall be deemed to prohibit the making of, or to relieve any Bank of its obligation to make, Revolving Credit Loans the proceeds of which are to be applied solely to the repayment of principal of any Loan pursuant to Section 2.06.  The Company may borrow, repay, prepay and reborrow Revolving Credit Loans on and after the Effective Date and prior to the Maturity Date.  The Revolving Credit Commitments shall automatically and permanently terminate on the Maturity Date.

(b)  To effect a Revolving Credit Borrowing, the Company shall give the Administrative Agent notice (by telephone (confirmed promptly in writing), facsimile or e-mail), substantially in the form of Exhibit E, (i) in the case of a Revolving Credit Borrowing consisting of Adjusted Term SOFR Rate Loans, not later than 12:00 noon, New York City time, three Business Days before such Revolving Credit Borrowing, and (ii) in the case of a Revolving Credit Borrowing consisting of Alternate Base Rate Loans, not later than 1:00 p.m., New York City time, on the Business Day of such Revolving Credit Borrowing.  Such notice shall be irrevocable (except as provided in Section 2.08(e)(i), Section 2.12(c)(iii) or Section 3.03(a)) and shall in each case refer to this Agreement and specify (x) whether the Loans then being requested are to be Adjusted Term SOFR Rate Loans or Alternate Base Rate Loans, or a combination thereof, (y) the Borrowing Date with respect to such Loans

(which shall be a Business Day) and the aggregate principal amount thereof, and (z) in the case of Adjusted Term SOFR Rate Loans, the Interest Period with respect thereto.  If no Interest Period with respect to any Adjusted Term SOFR Rate Loan is specified in any such notice, then the Company shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the other Banks by facsimile or e-mail of any notice given pursuant to this Section 2.01(b) and of each Bank’s portion of the requested Revolving Credit Borrowing.

SECTION 2.02.  [Reserved].

SECTION 2.03.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Company may request any Issuing Bank to issue Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time on and after the Effective Date and until the fifth Business Day prior to the Maturity Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding anything to the contrary set forth herein, no Issuing Bank shall be required to issue, amend, renew or extend any Letters of Credit in contravention of the customary procedures of the applicable Issuing Bank, and no Issuing Bank shall be required to issue any commercial Letter of Credit if such issuance is inconsistent with such Issuing Bank’s internal policies.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to Section 2.03(c))), the Company shall hand deliver, fax or e-mail to an Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Company also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the portion of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank shall not (unless otherwise agreed by such Issuing Bank) exceed such Issuing Bank’s LC Commitment and (ii) the sum of the outstanding aggregate principal amount of all Revolving Credit Loans made by all Banks and the LC Exposure shall not exceed the Total Commitments.  At the request of any Bank at any time, each Issuing Bank will advise such Bank of the amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank at such time.  If the Required Banks notify an Issuing Bank (with a copy to the Administrative Agent) that an Event of Default or an Unmatured Event of Default exists and instruct such Issuing Bank to suspend the issuance, amendment, renewal or extension of Letters of Credit, such Issuing Bank shall not issue, amend, renew (except pursuant to an automatic renewal permitted pursuant to Section 2.03(c) unless such notice is received at least one Business Day prior to the date by which the election not to renew must be made by such Issuing Bank) or extend any Letter of Credit without the consent of the Required Banks until such notice is withdrawn by the Required Banks (and each Bank that shall have delivered such notice agrees promptly to withdraw it at such time as no Event of Default or Unmatured Event of Default exists).

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may provide for automatic renewals thereof for additional periods of one year in the absence of a notice from the applicable Issuing Bank to the contrary so long as the final expiry of such Letter of Credit is not later than the date referred to in clause (ii) of this sentence (and the applicable Issuing Bank is hereby directed to give any notice required in order that the expiry of any Letter of Credit will not be later than such date); provided further that no Letter of Credit may expire after the Existing Maturity Date applicable to any Declining Bank if, after giving effect to such issuance, renewal or extension the aggregate Commitments of the Consenting Banks (including any Replacement Lenders) that will be in effect following such Existing Maturity Date would be less than the portion of the LC Exposure attributable to Letters of Credit expiring after such Existing Maturity Date.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Banks, such Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Bank’s Proportional Share of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Bank’s Proportional Share of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in Section 2.03(e), or of any reimbursement payment required to be refunded to the Company for any reason.  Each Bank acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of an Event of Default or Unmatured Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $10,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.01 that such payment be financed with a Borrowing consisting of Alternate Base Rate Loans in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing.  If the Company fails to make such payment when due, the Administrative Agent shall notify each Bank of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Bank’s Proportional Share thereof.  Promptly following receipt of such notice, each Bank shall pay to the Administrative Agent its Proportional Share of the payment then due from the Company, in the same manner as provided in Section 2.04 with respect to Loans made by such Bank (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Banks.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Banks and such Issuing Bank as their interests may appear.  Any payment made by a Bank pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Alternate Base Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Company’s obligation to reimburse LC Disbursements as provided in Section 2.03(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.  None of the Administrative Agent, the Banks or any Issuing Bank, or any of their affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, unless a court of competent jurisdiction shall have determined in a final, non-appealable judgement that an Issuing Bank acted (or failed to act) in gross negligence or willful misconduct, such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  Each Issuing Bank for any Letter of Credit shall, within the time allowed by the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Company by telephone (confirmed by facsimile or e-mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Banks with respect to any such LC Disbursement.

(h)  Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to Alternate Base Rate Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to Section 2.03(e), then Section 3.02 shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to Section 2.03(e) to reimburse such Issuing Bank shall be for the account of such Bank to the extent of such payment.

(i)  Replacement of Issuing Banks.  Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Banks of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.07(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and such previous Issuing Bank, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Banks (or, if the maturity of the Loans has been accelerated, Banks with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Banks, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (e) or (f) of Article VIII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option of the Administrative Agent, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Banks with LC Exposures representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement.  If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

(k)  Issuing Bank Reports.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension and the aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that no Issuing Bank shall effect any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iii) on any Business Day on which the Company fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank, the date of such failure and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)  Applicability of International Standby Practices and Uniform Customs and Practice.  Unless otherwise expressly agreed by an Issuing Bank and the Company at the time a Letter of Credit is issued, (i) the rules of the International Standby Practices shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice shall apply to Documentary Credits, in each case, as most recently published by the International Chamber of Commerce.

SECTION 2.04.  General Terms Relating to the Loans.  (a)  Each Borrowing made by the Company on any Borrowing Date shall be, in the case of Revolving Credit Loans, in an integral multiple of $10,000,000 and in a minimum aggregate principal amount of $50,000,000; provided that a Borrowing of Revolving Credit Loans that are Alternate Base Rate Loans may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.03(e).  Revolving Credit Loans shall be made by the Banks ratably in accordance with their respective Revolving Credit Commitments on the Borrowing Date of the Revolving Credit Borrowing; provided, however, that the failure of any Bank to make any Loan shall not in itself relieve any other Bank of its obligation to lend hereunder.

(b)  Each Revolving Credit Loan shall be an Adjusted Term SOFR Rate Loan or an Alternate Base Rate Loan, as the Company may request subject to and in accordance with Section 2.01.  Each Bank may at its option make any Adjusted Term SOFR Rate Loan by causing a foreign branch or affiliate of such Bank to make such Loan; provided, however, that (i) any exercise of such option shall not affect the obligation of the Company to repay such Loan to such Bank in accordance with the terms of this Agreement and any applicable Note, (ii) such Bank shall promptly advise the Company of the exercise of such option, the name and address of such foreign branch or affiliate and such other information with respect to such branch or affiliate as the Company may reasonably request, and (iii) the exercise of such option, as of the time of such exercise, shall not materially increase the amounts which would have been payable by the Company to such Bank under this Agreement and any applicable Notes.  Revolving Credit Loans of more than one interest rate option may be outstanding at the same time; provided, however, that, unless the Administrative Agent and the Company shall otherwise agree, the Company shall not be entitled to request any Revolving Credit Loan which, if made, would result in an aggregate of more than ten separate Revolving Credit Loans of any Bank being outstanding hereunder at any one time.  For purposes of the foregoing, Revolving Credit Loans having different Interest Periods, regardless of whether they commence on the same date, and Revolving Credit Loans having different interest rate options, shall be considered separate Loans.

(c)  Subject to Section 2.06, each Bank shall make available its portion, as appropriate, of each Revolving Credit Borrowing on the proposed Borrowing Date thereof by paying the amount required to the Administrative Agent in New York, New York, in Dollars, in immediately available funds not later than 11:00 a.m. (or 2:00 p.m. in the case of Alternate Base Rate Loans), New York City time, and the Administrative Agent shall make such Loans available to the Company by promptly (and in any case prior to the end of the applicable Borrowing Date) crediting the amounts so received (or, subject to Section 2.04(d), its own funds but, in either case, in Dollars in immediately available funds) to such account of the Company as it shall designate in writing to the Administrative Agent or, if Loans are not made on such date because any condition precedent to a Borrowing herein specified shall not have been met, promptly return the amounts so received to the respective Banks.

(d)  Unless the Administrative Agent shall have been notified by a Bank prior to the Borrowing Date of any Loan that such Bank does not intend to make available to the Administrative Agent such Bank’s portion of the Loan to be made on such Borrowing Date, the Administrative Agent may assume that such Bank has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Company a corresponding amount.  If, and only if, such notice is not given and such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, from the Company) together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on (but excluding) the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of such Bank, the Federal Funds Effective Rate and (ii) in the case of the Company, the applicable Interest Rate in respect of such Loan.

SECTION 2.05.  Repayment of Loans; Evidence of Indebtedness.  (a)  The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Revolving Credit Loan of such Bank on the last day of the Interest Period applicable to such Loan (in the case of any Revolving Credit Loan, subject to the final sentence of Section 2.06) and, in any event, on the Maturity Date.

(b)  Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Company to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.05 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Bank may request that the Revolving Credit Loans made by it be evidenced by a Revolving Credit Note duly executed on behalf of the Company, dated the date of this Agreement, payable to such Bank (or, if requested by such Bank, to such Bank or its registered assigns) in a principal amount equal to the Revolving Credit Commitment of such Bank.  In such event, the Company shall prepare, execute and deliver to such Bank the applicable Note or Notes.  Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more Notes in such form payable to the payee named therein (or, if required by such payee, to such payee or its registered assigns).  Each Bank shall, and is hereby authorized by the Company to, record on the schedule attached to the relevant Note held by such Bank (or on a continuation of such schedule attached to each such Note and made a part thereof) an appropriate notation evidencing the Borrowing Date and amount of each Loan of such Bank, each payment or prepayment (including any deemed repayment pursuant to Section 2.06) of principal of any Loan and the other information provided for on such schedule; provided, however, that the failure of any Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Company to repay the Loans made by such Bank in accordance with the terms of the relevant Note. Upon Payment in Full, each Note or, with respect to any Bank, on the date on which such Bank no longer holds any outstanding Loans or Revolving Credit Commitment, such Bank’s Note(s), shall be automatically deemed of no further force and effect and, upon the request of the Company, shall be promptly returned by the relevant Bank to the Company.

SECTION 2.06.  Refinancings.  The Company may refinance all or any part of any Loan with a Loan or Loans of the same or a different Type made pursuant to Section 2.01; provided, however, that the aggregate principal amount of the new Borrowings shall not exceed the aggregate principal amount of the Loans being refinanced.  Any Loan or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.05 with the proceeds of a new Borrowing hereunder. If the Company shall not have repaid any Revolving Credit Loan on the last day of the Interest Period with respect thereto and shall not have given notice with respect to the refinancing of such Loan in accordance with the applicable provisions of Section 2.01, it shall be deemed to have elected to refinance such Loan with a Revolving Credit Loan which is an Alternate Base Rate Loan to be made on the last day of the Interest Period of the Loan so refinanced.

SECTION 2.07.  Fees.  (a)  Facility Fee.  The Company agrees to pay to each Bank, through the Administrative Agent, on each January 15, April 15, July 15 and October 15 (the first such payment to be made on April 15, 2024) and on the date on which the Revolving Credit Commitment of such Bank shall be terminated or the Maturity Date, whichever shall first occur, in immediately available funds, a facility fee (a “Facility Fee”) at a rate per annum equal to the Applicable Facility Fee Percentage from time to time in effect on the average daily amount of the Revolving Credit Commitment of such Bank, whether used or unused, during the Calendar Quarter (or shorter period beginning on the Effective Date or ending on the Maturity Date) most recently ended; provided, that if any Bank continues to have any Revolving Credit Exposure after its Revolving Credit Commitment terminates (including after the Maturity Date), then such Facility Fee shall continue to accrue on the daily amount of such Bank’s Revolving Credit Exposure from and including the date on which such Revolving Credit Commitment terminates to but excluding the date on which such Bank ceases to have any Revolving Credit Exposure; provided, further, that the amount payable by the Company under this paragraph shall be reduced by any amounts paid on account of the Facility Fees pursuant to Section 4.01(a).  All Facility Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) in a year of 360 days and shall commence to accrue on the Effective Date.

(b)  Letter of Credit Fees.  The Company agrees to pay (i) to the Administrative Agent, for the account of each Bank, a participation fee with respect to its participations in Letters of Credit (the “LC Participation Fee”), which shall accrue at the Applicable Margin used to determine the interest rate applicable to Revolving Credit Loans that are Adjusted Term SOFR Rate Loans, on the average daily amount of such Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Bank’s Revolving Credit Commitment terminates and the date on which such Bank ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.150% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (the fees provided for in this clause (ii) being collectively referred to as the “Issuing Bank Fees”).  Accrued participation fees and fronting fees for the Calendar Quarter (or shorter period beginning on the Effective Date or ending on the Maturity Date) most recently ended shall be payable on each January 15, April 15, July 15 and October 15; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.08.  Reserve Requirements; Change in Circumstances.  (a)  If after the date of this Agreement (or as provided in the last sentence of this Section 2.08(a)) any adoption, issuance or change in applicable law, rule or regulation, guideline, request or directive or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law but with respect to which similarly situated banks generally comply) (i) shall impose on any Bank or any Issuing Bank any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (ii) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank or any Issuing Bank or (iii)  shall impose on any Bank or any Issuing Bank any other cost or condition (other than Taxes), however denominated, affecting this Agreement or any Loan made by such Bank or any Letter of Credit issued by such Issuing Bank or any participations therein (any change referred to in any of the preceding clauses (i), (ii), or (iii) being called an “Increased Cost Change”), and the result of any of the foregoing shall be to increase the cost to such Bank or Issuing Bank of making or maintaining any Loan (or maintaining a Revolving Credit Commitment) or issuing or maintaining any Letter of Credit (or maintaining its obligation to issue Letters of Credit) or to reduce the amount of any sum received or receivable by such Bank or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by such Bank or Issuing Bank to be material, then, subject to Section 2.08(d), such additional amount or amounts as will compensate such Bank or Issuing Bank for such increase or reduction will be paid by the Company to such Bank or Issuing Bank as provided in Section 2.08(c).  Any such amount determined pursuant to this Section 2.08(a) shall be computed on the basis of the net effect of any Increased Cost Changes incurred by such Bank or Issuing Bank from time to time after the Effective Date of this Agreement.  For all purposes of this Section 2.08, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall in each case, if they shall have any of the effects referred to in clauses (i), (ii) or (iii) of this Section 2.08(a), be deemed to be an “Increased Cost Change”, whether enacted, adopted, promulgated or issued before or after the date of this Agreement.

(b)  If any Bank or Issuing Bank shall have determined in good faith that the adoption or issuance, after the date of this Agreement, of any applicable law, rule, regulation, guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law but with respect to which similarly situated banks generally comply) (a “Capital Adequacy or Liquidity Rule”), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such adoption, issuance or change of a Capital Adequacy or Liquidity Rule being called a “Capital Adequacy or Liquidity Change”), or compliance therewith by any Bank or Issuing Bank (or any lending office of such Bank or Issuing Bank or any corporation controlling such Bank or Issuing Bank), has the net effect of reducing the rate of return on such Bank’s or Issuing Bank’s (or such controlling corporation’s) capital as a consequence of such Bank’s commitment to make, or the making or maintaining of, any Loans hereunder or such Bank’s participations in Letters of Credit, or such Issuing Bank’s issuance of Letters of Credit, or obligation to issue Letters of Credit, to a level below that which such Bank or Issuing Bank (or any such corporation controlling such Bank or Issuing Bank) would have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or Issuing Bank’s (or such controlling corporation’s) policies with respect to capital adequacy or liquidity and any Capital Adequacy or Liquidity Rule in effect as of the date of this Agreement) by an amount deemed by such Bank or Issuing Bank to be material, then from time to time the Company shall, subject to Section 2.08(d), pay to such Bank or Issuing Bank such additional amount or amounts as will compensate such Bank or Issuing Bank (or such controlling corporation) for such reduction as provided in Section 2.08(c); provided, however, that to the extent (i) a Bank or Issuing Bank (or such controlling corporation) shall increase its level of capital or liquidity above the level maintained by such Bank or Issuing Bank (or such controlling corporation) on the date of this Agreement and there has not been a Capital Adequacy or Liquidity Change, or (ii) there has been a Capital Adequacy or Liquidity Change and a Bank or Issuing Bank (or such controlling corporation) shall increase its level of capital or liquidity by an amount greater than the increase attributable (taking into consideration the same variables taken into consideration in determining the level of capital or liquidity maintained by such Bank or Issuing Bank (or such controlling corporation) on the date of this Agreement) to such Capital Adequacy or Liquidity Change, the Company shall not be required to pay any amount or amounts under this Agreement with respect to any such increase in capital or liquidity.  Thus, for example, a Bank which is “adequately capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Bank) may not require the Company to make payments in respect of increases in such Bank’s level of capital made under the circumstances described in clause (i) or (ii) above which improve its capital position from “adequately capitalized” to “well capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Bank).  For all purposes of this Section 2.08, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall in each case, if they shall have any of the effects referred to in the first sentence of this Section 2.08(b), be deemed to be a “Capital Adequacy Change”, whether enacted, adopted, promulgated or issued before or after the date of this Agreement.

(c)  A certificate of each Bank or Issuing Bank setting forth such amount or amounts as shall be necessary to compensate such Bank or Issuing Bank (or a Participant pursuant to Section 10.06(b)) as specified in paragraph (a) or (b) of this Section 2.08, as the case may be, shall be delivered to the Company at the end of each Calendar Quarter during which such Bank is an Affected Bank or such Issuing Bank is affected by the events referred to in paragraph (a) or (b) of this Section 2.08, and upon the taking by the Company in respect of such Bank or Issuing Bank of one of the actions described in paragraph (e)(ii) or (e)(iv) of this Section 2.08 and shall, if submitted in good faith, be conclusive absent manifest error; provided that any certificate delivered by a Bank or Issuing Bank pursuant to this Section 2.08(c) shall (i) in the case of a certificate in respect of amounts payable pursuant to paragraph (a) of this Section 2.08, set forth in reasonable detail the basis for and the calculation of such amounts, and (ii) in the case of a certificate in respect of amounts payable pursuant to paragraph (b) of this Section 2.08, (A) set forth at least the same amount of detail in respect of the calculation of such amount as such Bank or Issuing Bank provides in similar circumstances to other similarly situated borrowers from such Bank or Issuing Bank, and (B) include a statement by such Bank or Issuing Bank that it has allocated to its Revolving Credit Commitment or outstanding Loans a proportionately equal amount of any reduction of the rate of return on such Bank’s or Issuing Bank’s capital or liquidity due to a Capital Adequacy or Liquidity Rule as it has allocated to each of its other commitments to lend or to each of its other outstanding loans that are affected similarly by such Capital Adequacy or Liquidity Rule.  The Company shall pay each Bank or Issuing Bank the amount shown as due on any such certificate upon the earlier of (x) the date on which the Company takes one of the actions in respect of any such Bank or Issuing Bank described in paragraph (e)(ii) or (e)(iv) of this Section 2.08 and (y) 30 days after receipt by the Company of such certificate.

(d)  Subject to the following provisions of this Section 2.08(d), failure on the part of any Bank or Issuing Bank to demand compensation for any amounts payable pursuant to paragraphs (a) or (b) of this Section 2.08 with respect to any Interest Period or other period shall not constitute a waiver of such Bank’s or Issuing Bank’s rights to demand compensation for any such amounts with respect to any other Interest Period or other period.  In the case of any Increased Cost Change which is given retroactive effect to a date prior to the adoption thereof, a Bank or Issuing Bank shall be entitled to seek compensation in respect thereof pursuant to paragraph (a) of this Section 2.08 for the period commencing on such retroactive effective date and, in the case of any Bank, ending on the date on which the Company takes one of the actions in respect of such Bank described in paragraph (e)(ii) or (e)(iv) of this Section 2.08; provided, however, that (i) if such Bank or Issuing Bank shall fail to notify the Company within 30 days after the date of official promulgation of such Increased Cost Change occurring after the date hereof that it will demand such compensation, the period for which such Bank or Issuing Bank shall be entitled to seek compensation in respect thereof shall commence on the date which is 30 days prior to such Bank’s or Issuing Bank’s notice that it will demand compensation, and (ii) if any Increased Cost Change occurring after the date hereof is given retroactive effect to a date which is more than three months prior to the date of adoption thereof, the Company’s liability to pay compensation to such Bank or Issuing Bank in respect thereof for any period prior to the date which is three months prior to the adoption thereof shall, subject to the foregoing clause (i) of this proviso, be equal to 50% of the amount required to compensate such Bank or Issuing Bank in respect of such Increased Cost Change with respect to such period.  In the case of any Increased Cost Change occurring after the date hereof which is given only prospective effect, a Bank or Issuing Bank shall be entitled to seek compensation in respect thereof pursuant to paragraph (a) of this Section 2.08 for the period commencing on the later of (A) the date on which such Increased Cost Change becomes effective and (B) the date 30 days prior to the notice by such Bank or Issuing Bank that it will demand such compensation, and, in the case of any Bank, ending on the date on which the Company takes one of the actions in respect of such Bank described in paragraph (e)(ii) or (e)(iv) of this Section 2.08.  In the case of any Capital Adequacy or Liquidity Change occurring after the date hereof, a Bank or Issuing Bank shall be entitled to seek compensation in respect thereof pursuant to paragraph (b) of this Section 2.08 only with respect to costs or reductions commencing on the later of (x) the date on which such Capital Adequacy or Liquidity Rule becomes effective and (y) the date 45 days prior to the notice by such Bank or Issuing Bank that it will demand such compensation, and, in the case of any Bank, ending on the date on which the Company takes one of the actions in respect of such Bank described in paragraph (e)(ii) or (e)(iv) of this Section 2.08.

(e)  In the event that any Affected Bank shall have given notice that it is entitled to claim compensation pursuant to this Section 2.08, the Company may exercise any one or more of the following options:

(i)  If any such claim for compensation relates to Loans then being requested by the Company pursuant to a notice of Borrowing as provided in this Article II, the Company may, not later than 12:00 noon, New York City time, on the day which is three (3) Business Days prior to the date on which the requested Loans were to have been made, in the case of Adjusted Term SOFR Rate Loans, or not later than 9:00 a.m., New York City time, on the date on which the requested Loans were to have been made, in the case of Alternate Base Rate Loans, by giving notice (by telephone (confirmed in writing promptly thereafter), facsimile or e-mail) to the Administrative Agent (which notice the Administrative Agent shall transmit to each of the Banks otherwise required to participate in the requested Loans as soon as practicable thereafter) irrevocably withdraw such notice of Borrowing.

(ii)  The Company may request one or more of the non-Affected Banks to take over all (but not part) of each or any Affected Bank’s then outstanding Loan(s) and to assume all (but not part) of each or any Affected Bank’s Revolving Credit Commitment and obligations hereunder.  If one or more Banks shall so agree in writing (in this Section 2.08(e)(ii), in Section 2.12(c)(i) and in Section 2.13(i), collectively called the “Assenting Banks” and individually called an “Assenting Bank”) with respect to an Affected Bank, (x) the Revolving Credit Commitment of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective Allocable Share of the Revolving Credit Commitment and of the obligations of such Affected Bank under this Agreement, and (y) each Assenting Bank shall make Loans to the Company, according to such Assenting Bank’s respective Allocable Share, in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank, on a date mutually acceptable to the Assenting Banks and the Company.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 in connection with such prepayment), and, upon such assumption by the Assenting Bank and prepayment by the Company, such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).

(iii)  Upon notice (by telephone (confirmed in writing promptly thereafter),  facsimile or e-mail) to the Administrative Agent (which shall advise each Bank thereof as soon as practicable thereafter), the Company may terminate the obligations of the Banks to make or maintain Loans which result in the Affected Banks making a demand for compensation pursuant to this Section 2.08 and, in such event, the Company shall refinance all such Loans with Loans which, at the time of such refinancing, would not result in such Banks making such demand for compensation, such refinancing to be conducted in the manner contemplated by and pursuant to Section 2.06 or Section 4.02.

(iv)  (A)  The Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent and each Issuing Bank (whose consent shall not be unreasonably withheld) to assume the Revolving

Credit Commitment and the obligations of any such Affected Bank hereunder, and to purchase the outstanding Loans and Notes of such Affected Bank and such Affected Bank’s rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Bank, for a purchase price equal to the outstanding principal amount of the Loan(s) of such Affected Bank plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Bank hereunder (including the amount which would be payable to such Affected Bank pursuant to Section 3.04 if the purchase of its Loans and Notes constituted a prepayment thereof contemplated by clause (ii) of the first sentence of Section 3.04), and upon such assumption and purchase by the Replacement Lenders, each such Replacement Lender shall be deemed to be a “Bank” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).

(B)  As an alternative, the Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) which shall upon a date mutually agreed upon by the Company and such Replacement Lenders assume the Revolving Credit Commitment and the obligations of such Affected Bank under this Agreement and shall upon such date make Loans to the Company in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 in connection with such prepayment), and, upon such Replacement Lenders making such Loans and such prepayment by the Company, such Replacement Lenders shall be deemed to be “Banks” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).  Each such Replacement Lender shall execute and deliver to the Administrative Agent such documentation to evidence its status as a “Bank” hereunder as shall be mutually acceptable to the Company and the Administrative Agent.  The effectiveness of each Replacement Lender’s Revolving Credit Commitment, the making of such Loans by such Replacement Lenders and the prepayment by the Company of the Loan(s) of such Affected Bank shall be deemed to have occurred simultaneously for all purposes hereof.

(f)  [Reserved].

(g)  [Reserved].

(h)  In the event that the Company shall take any of the actions contemplated by Section 2.08(e)(ii) or Section 2.08(e)(iv), the Company shall provide replacement Notes at the request of any Assenting Bank or any Replacement Lender, as the case may be, to reflect the identity of, and/or the outstanding amount of the Loans of, and/or the principal amount of such Notes issued to, such Assenting Bank or such Replacement Lender, and Schedule I and Schedule II shall be deemed amended to reflect the addition of such Replacement Lender and any increases or decreases in the Revolving Credit Commitments of the Affected Banks and the Assenting Banks, as the case may be.

SECTION 2.09.  Pro Rata Treatment.  Except as permitted under Section 2.06, Section 2.08, Section 2.12, Section 2.13, Section 4.01(b) and Section 4.01(c), (i) each payment by the Company on account of any fees pursuant to Section 2.07 shall be made pro rata in accordance with the respective amounts due and owing, (ii) each payment by the Company on account of principal of and interest on the Loans shall be made pro rata according to the respective amounts due and owing, and (iii) each prepayment on account of principal of the Loans shall be applied to the Revolving Credit Loans, as directed by the Company, pro rata according to the respective amounts outstanding.

SECTION 2.10.  Payments.  Except for payments made directly to a Bank or Banks or to an Issuing Bank under other provisions of this Agreement, the Company shall make each payment hereunder and under any instrument delivered hereunder not later than 12:00 noon, New York City time, on the day when due, in Dollars, to the Administrative Agent at its offices at 383 Madison Avenue, New York, NY 10179, for the account of the Banks, in immediately available funds (or to the applicable Issuing Bank, in the case of fees payable to it).  The Administrative Agent shall promptly distribute to each Bank its proper share of each payment so received.

SECTION 2.11.  Payments on Business Days.  Whenever any payment to be made hereunder shall be due on a day which is not a Business Day, then such payment shall be made on the next succeeding Business Day (unless, with respect to a payment relating to an Adjusted Term SOFR Rate Loan, such day would fall in another calendar month, in which event payment shall be made on the next preceding Business Day).

SECTION 2.12.  Net Payments.  (a)   All payments under this Agreement shall be made without setoff or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding by the Company or the Administrative Agent for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof (herein collectively called the “Taxes”)) shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes had no such deduction or withholding been made on account of any Indemnified Taxes.  The Company shall indemnify the Administrative Agent for any Indemnified Taxes that are paid by the Administrative Agent in connection with this Agreement (including Indemnified Taxes imposed on payments made under this second sentence of this Section 2.12(a)) and any reasonable and necessary expenses  incurred.  For the Administrative Agent, a Bank or an Issuing Bank to be entitled to compensation for Indemnified Taxes pursuant to this Section 2.12, (i) in the case of compensation for United States Federal income or withholding Taxes in respect of any Interest Period, the Administrative Agent, such Bank or such Issuing Bank must notify the Company by the later of (x) 30 days after the end of such Interest Period or (y) 30 days after the Administrative Agent, such Bank or such Issuing Bank receives a written claim for such Tax from any government, political subdivision or taxing authority with respect to such Interest Period and (ii) in the case of compensation for any United States Tax other than a United States Federal income or withholding Tax in respect of any Interest Period, the Administrative Agent, such Bank or the Issuing Bank must notify the Company within 30 days after the Administrative Agent, such Bank or such Issuing Bank receives a written claim for such Tax from any government, political subdivision or taxing authority with respect to such Interest Period.  A certificate as to any additional amounts payable to the Administrative Agent, any Bank or any Issuing Bank under this Section 2.12 submitted to the Company by the Administrative Agent, such Bank or such Issuing Bank shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall be conclusive and binding upon the parties hereto, in the absence of manifest error.  With respect to each deduction or withholding by the Company for or on account of any Taxes, the Company shall promptly (and in any event not later than 45 days thereafter) furnish to the Administrative Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of the Administrative Agent) to establish evidence of such payment of Taxes.

(b)  (i)  Each Bank and Issuing Bank agrees to deliver to the Administrative Agent and the Company, in duplicate, (A) on or before the later of (x) the Effective Date and (y) the date such

Bank or Issuing Bank becomes a Bank or Issuing Bank under this Agreement and (B) thereafter, for each third taxable year of such Bank or Issuing Bank during which interest or fees arising under this Agreement are received, unless not legally able to do so as a result of a change in United States income tax law enacted, or treaty promulgated, after the date specified in the preceding clause (A), on or prior to the immediately following due date of any payment by the Company hereunder (or at any other time as required under United States income tax law or as reasonably requested by the Company or the Administrative Agent), a properly completed and executed copy of either Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-9 establishing an exemption from United States backup withholding tax and any additional form required by applicable law or reasonably requested by the Company or the Administrative Agent for claiming complete exemption from United States withholding taxes (or such other form as is required to claim complete exemption from or reduction in United States withholding taxes), if and as provided by the Code, regulations or other pronouncements of the United States Internal Revenue Service, and the Bank or Issuing Bank warrants to the Company that the form so filed will be true and complete.  In the event that the Company is required, or has been notified by the relevant taxing authority that it will be required, to either withhold or make payment of Taxes with respect to any payments to be made by the Company under this Agreement or the Notes to any transferor Bank and such requirement or notice arises as a result of the sale of a participation by such transferor Bank pursuant to Section 10.06(b), such transferor Bank shall, upon request by the Company, accompanied by a certificate setting forth in reasonable detail the basis for such request, provide to the Company copies of all tax forms required to be provided to such transferor Bank pursuant to Section 10.06(g) by the Participant which purchased such participation.  The obligation of each transferor Bank to provide to the Company such tax forms shall survive the termination of this Agreement or, if earlier, the termination of the Revolving Credit Commitment of such transferor Bank. Each Bank and Issuing Bank agrees that if any form or certificate if previously delivered becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(ii)  On or before the date on which JPMorgan Chase Bank, N.A., (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Company two duly executed copies of either (A) Internal Revenue Service Form W-9, or (B) Internal Revenue Service Form W-8ECI with respect to any payments to be received on its own behalf and Internal Revenue Service Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of Treasury Regulation Section 1.1441-1(e)(5) that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code, or a “U.S. branch” within the meaning of Treasury Regulation Section 1.1441-1(b)(2)(iv) that is treated as a U.S. person for purposes of withholding obligations under the Code) for the amounts the Administrative Agent receives for the account of others.  The Administrative Agent (or, upon assignment or replacement, any assignee or successor) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify the Company in writing of its inability do so.

(iii)  If a payment made to any Bank or any Issuing Bank under this Agreement or the Notes would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank or such Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank or such Issuing Bank, as applicable, shall deliver to the Administrative Agent and the Company, in duplicate and at the time or times prescribed by law and at such time or times reasonably requested by the Administrative

Agent or the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Company as may be necessary for the Administrative Agent and the Company to comply with their respective obligations under FATCA, to determine that such Bank or such Issuing Bank. as applicable, has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.12(b)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c)  In the event that any Affected Bank shall have given notice that it is entitled to claim compensation pursuant to this Section 2.12, the Company may at any time thereafter exercise any one or more of the following options:

(i)  The Company may request one or more of the non-Affected Banks to take over all (but not part) of each or any Affected Bank’s then outstanding Loan(s) and to assume all (but not part) of each or any Affected Bank’s Revolving Credit Commitment and obligations hereunder.  If one or more Banks shall so agree in writing with respect to an Affected Bank, (x) the Revolving Credit Commitment of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective Allocable Share of the Revolving Credit Commitment and of the obligations of such Affected Bank under this Agreement, and (y) each Assenting Bank shall make Loans to the Company, according to such Assenting Bank’s respective Allocable Share, in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank, on a date mutually acceptable to the Assenting Banks and the Company.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon, and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 hereof in connection with such prepayment), and, upon such assumption by the Assenting Banks and prepayment by the Company, such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).

(ii)  (A)  The Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) to assume the Revolving Credit Commitment and the obligations of any such Affected Bank hereunder, and to purchase the outstanding Loans and Notes of such Affected Bank and such Affected Bank’s rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Bank, for a purchase price equal to the outstanding principal amount of the Loan(s) of such Affected Bank plus all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including the amount which would be payable to such Affected Bank pursuant to Section 3.04 if the purchase of its Loans and Notes constituted a prepayment thereof contemplated by clause (ii) of the first sentence of Section 3.04), and upon such assumption and purchase by the Replacement Lenders, each such Replacement Lender shall be declared to be a “Bank” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).

(B)  As an alternative, the Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) which shall upon a date mutually agreed upon by the Company and such Replacement Lenders assume the Revolving Credit Commitment and the obligations of such Affected Bank under this Agreement and shall upon such date make Loans to the Company in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 in connection with such prepayment), and, upon such Replacement Lenders making such Loans and such prepayment by the Company, such Replacement Lenders shall be deemed to be “Banks” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).  Each such Replacement Lender shall execute and deliver to the Administrative Agent such documentation to evidence its status as a “Bank” hereunder as shall be mutually acceptable to the Company and the Administrative Agent.  The effectiveness of each Replacement Lender’s Revolving Credit Commitment, the making of such Loans by such Replacement Lenders and the prepayment by the Company of the Loan(s) of such Affected Bank shall be deemed to have occurred simultaneously for all purposes hereof.

(iii)  If any such claim for compensation relates to Loans then being requested by the Company pursuant to a notice of Borrowing as provided in Article II, the Company may, not later than 12:00 noon, New York City time, on the day which is three (3) Business Days prior to the date on which the requested Loans were to have been made, in the case of Adjusted Term SOFR Rate Loans, or not later than 9:00 a.m., New York City time, on the date on which the requested Loans were to have been made, in the case of Alternate Base Rate Loans, by giving notice (by telephone (confirmed in writing promptly thereafter), facsimile or e-mail) to the Administrative Agent (which notice the Administrative Agent shall transmit to each of the Banks otherwise required to participate in the requested Loans as soon as practicable thereafter) irrevocably withdraw such notice of Borrowing.

(d)  The Company shall provide replacement Notes at the request of any Assenting Bank or any Replacement Lender, as the case may be, to reflect the identity of, and/or the outstanding amount of the Loans of, and/or the principal amount of such Notes issued to, such Assenting Bank or such Replacement Lender, and Schedule I and Schedule II shall be deemed amended to reflect the addition of such Replacement Lender and any increases or decreases in the Revolving Credit Commitments of the Affected Banks and the Assenting Banks, as the case may be.

(e)  Each Bank and each Issuing Bank shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Company has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Company to do so) attributable to such Bank or such Issuing Bank, as applicable, that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant government, political subdivision or taxing authority.  The indemnity under this Section 2.12(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Bank or such Issuing Bank a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.13.  Defaulting Banks; Failed and Credit-Impaired Banks; Declining Banks.  If (a) a Bank shall be a Defaulting Bank, (b) either of Moody’s or S&P shall assign a rating to the senior, unsecured, non-credit-enhanced, long-term indebtedness for borrowed money of a Bank which shall be classified by such rating agency as below investment grade, (c) Fitch shall assign an individual bank rating to a Bank which shall fall below C/D, (d) the Company shall deliver to the Administrative Agent a notice stating, as to any Bank which has senior, unsecured, non-credit-enhanced, long-term indebtedness for borrowed money which is not rated by any of the rating agencies referred to in the preceding clause (b), that it reasonably believes such Bank will become a Defaulting Bank or become unable to perform its obligations as a Bank hereunder or (e) a Bank shall become a Declining Bank, then the Company may at any time thereafter, subject to applicable law, exercise any one or more of the following options:

(i)  The Company may request one or more of the non-Affected Banks to take over all (but not part) of each or any Affected Bank’s then outstanding Loan(s) and to assume all (but not part) of each or any Affected Bank’s Revolving Credit Commitment and obligations hereunder.  If one or more Banks shall so agree in writing with respect to an Affected Bank, (x) the Revolving Credit Commitment of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective Allocable Share of the Revolving Credit Commitment and of the obligations of such Affected Bank under this Agreement, and (y) each Assenting Bank shall make Loans to the Company, according to such Assenting Bank’s respective Allocable Share, in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank, on a date mutually acceptable to the Assenting Banks and the Company.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (excluding, in the case of an event referred to in clause (a) of this Section 2.13, any amounts payable pursuant to Section 3.04 in connection with such prepayment), and, upon such assumption by the Assenting Bank and prepayment by the

Company, such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).

(ii)  (A)  The Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) to assume the Revolving Credit Commitment and the obligations of any such Affected Bank hereunder, and to purchase the outstanding Loans and Notes of such Affected Bank and such Affected Bank’s rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Bank, for a purchase price equal to the outstanding principal amount of the Loan(s) of such Affected Bank plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Bank hereunder (including the amount which would be payable to such Affected Bank pursuant to Section 3.04 if the purchase of its Loans and Notes constituted a prepayment thereof contemplated by clause (ii) of the first sentence of Section 3.04), and upon such assumption and purchase by the Replacement Lenders, each such Replacement Lender shall be deemed to be a “Bank” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).

(B)  As an alternative, the Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) which shall upon a date mutually agreed upon by the Company and such Replacement Lenders assume the Revolving Credit Commitment and the obligations of such Affected Bank under this Agreement and shall upon such date make Loans to the Company in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 in connection with such prepayment), and, upon such Replacement Lenders making such Loans and such prepayment by the Company, such Replacement Lenders shall be deemed to be “Banks” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07).  Each such Replacement Lender shall execute and deliver to the Administrative Agent such documentation to evidence its status as a “Bank” hereunder as shall be mutually acceptable to the Company and the Administrative Agent.  The effectiveness of each Replacement Lender’s Revolving Credit Commitment, the making of such Loans by such Replacement Lenders and the prepayment by the Company of the Loan(s) of such Affected Bank shall be deemed to have occurred simultaneously for all purposes hereof.

The Company shall provide replacement Notes at the request of any Assenting Bank or any Replacement Lender, as the case may be, to reflect the identity of, and/or the outstanding amount of the Loans of, and/or the principal amount of such Notes issued to, such Assenting Bank or such Replacement Lender, and Schedule I and Schedule II shall be deemed amended to reflect the addition of such Replacement Lender and any increases or decreases in the Revolving Credit Commitments of the Affected Banks and the Assenting Banks, as the case may be.

SECTION 2.14.  Defaulting Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)  Facility Fees shall cease to accrue on the unused amount of the Revolving Credit Commitment of such Defaulting Bank pursuant to Section 2.07(a);

(b)  the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Bank shall not be included in determining whether the Required Banks or any other requisite Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that any amendment, waiver or other modification requiring the consent of all Banks or all Banks affected thereby shall, except as otherwise provided in Section 10.01, require the consent of such Defaulting Bank in accordance with the terms hereof;

(c)  if any LC Exposure exists at the time such Bank becomes a Defaulting Bank then:

(i)  the LC Exposure of such Defaulting Bank (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Bank shall have funded its participation as contemplated by Sections 2.03(d) and 2.03(e)) shall be reallocated among the Non-Defaulting Banks in accordance with their respective Proportional Shares but only to the extent that (x) such reallocation does not cause the aggregate Revolving Credit Exposure of any such Non-Defaulting Bank to exceed such Non-Defaulting Bank’s Revolving Credit Commitment and (y) the sum of all Non-Defaulting Banks’ Revolving Credit Exposures plus such Defaulting Bank’s LC Exposure (excluding the portion thereof referred to above) does not exceed the sum of all Non-Defaulting Banks’ Revolving Credit Commitments;

(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Bank’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated, in accordance with the procedures set forth in Section 2.03(j), for so long as such LC Exposure is outstanding;

(iii)  if the Company cash collateralizes any portion of such Defaulting Bank’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay participation fees to such Defaulting Bank pursuant to Section 2.07(b) with respect to such portion of such Defaulting Bank’s LC Exposure for so long as such Defaulting Bank’s LC Exposure is cash collateralized;

(iv)  if any portion of the LC Exposure of such Defaulting Bank is reallocated pursuant to clause (i) above, then the participation fees payable to the Banks pursuant to Section 2.07(b) shall be adjusted to give effect to such reallocation; and

(v)  if all or any portion of such Defaulting Bank’s LC Exposure (other than any portion thereof referred to in the parenthetical in clause (i) above) is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Bank hereunder, all participation fees payable under Section 2.07(b) with respect to such Defaulting Bank’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Bank’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(vi)  so long as such Bank is a Defaulting Bank, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Bank’s then outstanding LC Exposure will be fully covered by the Revolving Credit Commitments of the Non-Defaulting Banks and/or cash collateral provided by the Company in accordance with Section 2.03(j), and participating interests in any such issued, amended, renewed or extended Letter of Credit will be allocated among the Non-Defaulting Banks in a manner consistent with Section 2.14(c)(i) (and such Defaulting Bank shall not participate therein).

In the event that the Administrative Agent, the Company and each Issuing Bank each agree that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the LC Exposures of the Banks shall be readjusted to reflect the inclusion of such Bank’s Revolving Credit Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Proportional Share.  Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation.

SECTION 2.15.  Sustainability Adjustments.

(a)  Commencing on the date on which the Company provides a Pricing Certificate in respect of the most recently ended Calendar Year (with any Pricing Certificate previously delivered pursuant to the Existing Credit Agreement to be deemed as having been delivered for purposes hereof), subject to clause (h) below, (i) the Applicable Margin shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Margin Adjustment as set forth in such Pricing Certificate, and (ii) the Applicable Facility Fee Percentage shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Facility Fee Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (A) the Sustainability Margin Adjustment and the Sustainability Facility Fee Adjustment shall be applied as of the fifth Business Day following receipt by the Administrative Agent of a Pricing Certificate pursuant to Section 2.15(f) based upon the KPI Metric set forth in such Pricing Certificate and the calculations of the Sustainability Margin Adjustment and the Sustainability Facility Fee Adjustment, therein (such day, the “Sustainability Pricing Adjustment Date”), (B) each change in the Applicable Margin and the Applicable Facility Fee Percentage resulting from a Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 2.15(f)) and (C) in no event shall the Applicable Margin after giving effect to any Sustainability Margin Adjustment or the Applicable Facility Fee Percentage after giving effect to any Sustainability Facility Fee Adjustment, in either case, be less than 0.00%.

(b)  For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any Calendar Year.  It is further understood and agreed that the Applicable Margin will never be reduced or increased by more than 0.04% and that the Applicable Facility Fee Percentage will never be reduced or increased by more than 0.01%, pursuant to the Sustainability Margin Adjustment and the Sustainability Facility Fee Adjustment, respectively, during any Calendar Year.  For the avoidance of doubt, any adjustment to the Applicable Margin or Applicable Facility Fee Percentage by reason of meeting the KPI Metric in any year shall not be cumulative year-over-year.  Each applicable adjustment shall only apply until the date on which the next adjustment is due to take place.

(c)  It is hereby understood and agreed that if no such Pricing Certificate is delivered by the Company with regard to within the period set forth in Section 2.15(f), the Sustainability Margin Adjustment will be a positive 0.04% and the Sustainability Facility Fee Adjustment will be a positive 0.01% commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 2.15(f) and continuing until the Company delivers a Pricing Certificate to the Administrative Agent for the applicable Calendar Year.

(d)  If (i)(A) the Required Banks become aware of any material inaccuracy in the Sustainability Margin Adjustment, the Sustainability Facility Fee Adjustment or the KPI Metric as reported in a Pricing Certificate for a given Calendar Year (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and the Required Banks deliver, no later than the last Business Day of the following Calendar Year, a written notice to the Administrative Agent and the Company describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each Bank and the Company), or (B) the Company becomes aware of a Pricing Certificate Inaccuracy and the Company and the Administrative Agent shall mutually agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of the Sustainability Margin Adjustment, Sustainability Facility Fee Adjustment or the KPI Metric would have resulted in an increase in the Applicable Margin or Applicable Facility Fee Percentage for any period, the Company shall be obligated to pay to the Administrative Agent for the account of the applicable Banks, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), automatically and without further action by the Administrative Agent, any Bank), but in any event within 10 Business Days after the Company has received written notice of, or has agreed in writing that there was, a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period (a “Pricing Certificate Inaccuracy Payment”).  If the Company becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the Sustainability Margin Adjustment, Sustainability Facility Fee Adjustment or the KPI Metric would have resulted in a decrease in the Applicable Margin or Applicable Facility Fee Percentage for any period, then, upon receipt by the Administrative Agent of notice from the Company of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Margin Adjustment, Sustainability Facility Fee Adjustment or the KPI Metric, as applicable), commencing on the fifth Business Day following receipt by the Administrative Agent of such notice, the Applicable Margin and Applicable Facility Fee Percentage shall be adjusted to reflect the corrected calculations of the Sustainability Margin Adjustment, Sustainability Facility Fee Adjustment or the KPI Metric, as applicable, for all periods occurring five (5) Business Days after receipt by the Administrative Agent of such notice.  For the avoidance of any doubt, the parties agree that any such adjustment to reflect a decrease in the Applicable Margin or Applicable Facility Fee Percentage for any period shall only be effective on a prospective basis and shall not require any adjustments to amounts previously paid by the Company prior to the discovery of a Pricing Certificate Inaccuracy.

It is understood and agreed that any Pricing Certificate Inaccuracy shall not constitute an Unmatured Event of Default or Event of Default; provided, that, the Company complies with (i) the terms of this Section 2.15 with respect to the payment of any resulting Pricing Certificate Inaccuracy Payment and (ii) its obligations under Section 6.01(a)(x). Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), (a) any additional amounts required to be paid pursuant to the immediately preceding paragraph shall not be due and payable until the earlier to occur of (i) a written demand is made for such payment by the Administrative Agent in accordance with such paragraph or (ii) 10 Business Days after the Company has received written notice of or has agreed in writing that there was, a Pricing Certificate Inaccuracy (such date, the “Certificate Inaccuracy Payment Date”), (b) any nonpayment of such additional amounts prior to the Certificate Inaccuracy Payment Date shall not constitute an Unmatured Event of Default (whether retroactively or otherwise) and (c) none of such additional amounts shall be deemed overdue prior to the Certificate Inaccuracy Payment Date or shall accrue interest at the Default Rate prior to the Certificate Inaccuracy Payment Date.

(e)  Each party hereto hereby agrees that neither Sustainability Structuring Agent nor the Administrative Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Company of any Sustainability Margin Adjustment or Sustainability Facility Fee Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).

(f)  As soon as available and in any event within 270 days of the end of the Calendar Year in respect of which such Pricing Certificate is delivered (with the first such Pricing Certificate permitted to be delivered in 2024 in respect of the Calendar Year ending December 31, 2023), the Company shall deliver to the Administrative Agent and the Banks a Pricing Certificate for the most recently-ended Calendar Year; provided, that, for any Calendar Year the Company may elect not to deliver a Pricing Certificate, and such election shall not constitute an Unmatured Event of Default or Event of Default (but such failure to so deliver a Pricing Certificate by the end of such 270 day period shall result in the Sustainability Margin Adjustment and the Sustainability Facility Fee Adjustment being applied as set forth in clause (c) above).

(g)  Additionally, the Company:

(i)  (A) shall promptly notify the Administrative Agent and Sustainability Structuring Agents of (1) any changes to the methodologies used to calculate the KPI Metric that would reasonably be expected to result in an increase or decrease to the Company and its Subsidiaries’ combined Scope 1 Emissions and Scope 2 Emissions by 5% or more, as determined in good faith by the Company, as compared to the Company and its Subsidiaries’ combined Scope 1 and Scope 2 Emissions as calculated immediately prior to such changes and/or (2) the occurrence of any Sustainability Recalculation Transaction or (B) may notify the Administrative Agent and Sustainability Structuring Agents of any other changes to the methodologies used to calculate the KPI Metric or of any other acquisition, disposition, merger or similar transaction that does not otherwise qualify as a Sustainability Recalculation Transaction resulting in a change to Company and its Subsidiaries’ combined Scope 1 and Scope 2 Emissions; and

(ii)  in the case of either of the forgoing clauses (g)(i)(A) or (g)(i)(B), shall negotiate with the Administrative Agent and Sustainability Structuring Agents (acting reasonably) in good faith any amendments, modifications or supplements required to the Sustainability Table and/or the relevant definitions as a result of such change in methodology or Sustainability Recalculation Transaction (or similar transaction), as applicable.

Where the Company (acting reasonably) determines that, as a result of events beyond its reasonable control (including, without limitation, any future government authority directions applicable to government-related entities in the United States of America or in other jurisdictions in which the Company and its Subsidiaries operate, changes in law or regulations, actions by a public authority, fire, natural disaster and/or other events that disrupt business continuity), it is (x) prevented, hindered or delayed or (y) assisted in fulfilling its performance requirements in respect of the KPI Metric, the Company shall negotiate with the Administrative Agent and Sustainability Structuring Agents (acting reasonably) in good faith with a view to agreeing on a replacement KPI Metric.

In furtherance of the negotiations referred to above, the requested modifications shall undergo limited assurance verification by the Sustainability Assurance Provider as may be reasonably requested by the Administrative Agent and the Sustainability Structuring Agents, and such verification (in form and substance consistent with that of a KPI Limited Assurance Statement and reasonably satisfactory to the Administrative Agent and the Sustainability Structuring Agents) shall be delivered to the Administrative Agent, the Sustainability Structuring Agents and the Company.

Following any such negotiation pursuant to this Section 2.15(g) and/or the occurrence of any Sustainability Recalculation Transaction, the relevant proposed amendments, modifications or supplements to this Agreement (and/or the Exhibits and Schedules hereto) shall be posted to the Banks and shall become effective (subject to execution thereof by the Company and the Administrative Agent) five (5) Business Days after such amendment, modification or supplement is posted, unless the Required Banks object in writing to such amendment, modification or supplement within the five (5) Business Days after such posting; provided, that no such amendment, modification or supplement shall modify the percentage rates for the Sustainability Margin Adjustment and/or Sustainability Facility Fee Adjustment pursuant to, respectively, the definitions of Applicable Margin Adjustment Amount and Facility Fee Adjustment Amount.

(h)  Notwithstanding the foregoing, no Sustainability Margin Adjustment or Sustainability Facility Fee Adjustment shall be made (x) if a Sustainability Recalculation Transaction is consummated during the Calendar Year ending December 31, 2024, in respect of such Calendar Year and (y) in respect of the Calendar Years ending December 31, 2025 through December 31, 2027, prior to the effectiveness of a KPI Amendment (as defined below) with respect to such Calendar Years.

(i)  Within 270 days of the last day of the Calendar Year ending December 31, 2024:

(i)  the Company shall negotiate with the Administrative Agent and Sustainability Structuring Agents with a view to agreeing whether (x) to continue determining the Sustainability Margin Adjustment and Sustainability Facility Fee Adjustment by reference to the KPI Metric (the “Existing KPI Metric”) or (y) to select a replacement KPI metric (a “Replacement KPI Metric”) for reference in determination of the Sustainability Margin Adjustment and Sustainability Facility Fee Adjustment in place of the Existing KPI Metric;

(ii)  the Company shall report either (x) the sum of the Scope 1 Emissions and Scope 2 Emissions for the Calendar Year ending December 31, 2024, if continuing to use the Existing KPI Metric or (y) the applicable benchmark level with respect to the Calendar Year ending December 31, 2024, in the case of a Replacement KPI Metric; and

(iii)  the Company, in consultation with the Administrative Agent and the Sustainability Structuring Agents, may request an amendment to this Agreement (a

“KPI Amendment”) containing annual targets and thresholds for such Existing KPI Metric or Replacement KPI Metric, as applicable, for each of the Calendar Years 2025 through 2027 and other applicable amendments to this Agreement (including with respect to Exhibits H and I). Such KPI Amendment shall be become effective upon the execution thereof by each of the Company, the Administrative Agent and the Required Banks. In any event, no such KPI Amendment shall modify the percentage rates for the Sustainability Margin Adjustment and/or Sustainability Facility Fee Adjustment pursuant to, respectively, the definitions of Applicable Margin Adjustment Amount and Facility Fee Adjustment Amount.

(j)  If a KPI Amendment has not been executed within 270 days of the last day of the Calendar Year ending December 31, 2024, then the Required Banks may direct the Administrative Agent to declassify the Loans and Revolving Credit Commitments as a “sustainability-linked” credit facility by providing notice thereof to the Company and the Banks. Following a Declassification Date, (i) the provisions of Sections 2.15(a)-(i) and any other provisions in this Agreement, to the extent dependent on the effectiveness of any provision of Sections 2.15(a)-(i), shall cease to apply, (ii) no Sustainability Margin Adjustment or Sustainability Facility Fee Adjustment shall be made with respect to any Loans or Revolving Credit Commitments and (iii) neither the Company nor any Bank shall make any disclosure that portrays such Loans or Revolving Credit Commitments as a “sustainability-linked” credit facility. For the avoidance of doubt, the Loans and Revolving Credit Commitments will remain declassified unless an amendment is subsequently executed by the Company, the Administrative Agent and the Required Banks, and in consultation with the Sustainability Structuring Agents, to reintroduce sustainability-linked adjustments and to reclassify the Loans and Revolving Credit Commitments as a “sustainability-linked” credit facility; provided, that no such amendment shall modify the percentage rates for the Sustainability Margin Adjustment and/or Sustainability Facility Fee Adjustment pursuant to, respectively, the definitions of Applicable Margin Adjustment Amount and Facility Fee Adjustment Amount, in each case as such definitions were in effect immediately prior to the Declassification Date.

(k)  Notwithstanding anything to the contrary set forth in this Agreement, no Unmatured Event of Default or Event of Default shall occur as a result of (x) a KPI Amendment not being entered into or becoming effective or (y) the Company failing to comply with Section 2.15(i) in any respect (including with respect to the delivery of any report or other materials).

ARTICLE III

INTEREST PROVISIONS

SECTION 3.01.  Interest on Loans.  (a)  Subject to the provisions of Section 3.02, each Adjusted Term SOFR Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days, and calculated from and including the first day of the Interest Period therefor to but excluding the last day of such Interest Period) equal to the Adjusted Term SOFR Rate for the Interest Period in effect for such Loan plus, the Applicable Margin.  Interest on each Adjusted Term SOFR Rate Loan shall be payable on each Interest Payment Date applicable thereto.

(b)  Subject to the provisions of Section 3.02 hereof, each Alternate Base Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed (i) over a year of 365 or 366 days, as the case may be, if the Alternate Base Rate is based on the Prime Rate, and (ii) over a year of 360 days if the Alternate Base Rate is based on the NYFRB Rate or the Adjusted Term SOFR Rate, and calculated from and including the date of such Loan to but excluding the date of repayment thereof) equal to the Alternate Base Rate plus the Applicable Margin.  Interest on each Alternate Base Rate Loan shall be payable on each Interest Payment Date applicable thereto.

SECTION 3.02.  Interest on Overdue Amounts.  If the Company shall default in the payment when due of the principal of any Loan or of any other amount due hereunder (other than any amount not paid as a result of a Bank Funding Default for the period from which such Bank Funding Default commences to the date on which the failure to pay such amount due would become an Event of Default), the Company shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount from the date such amount shall have become due up to (but not including) the date of actual payment thereof (x) for Alternate Base Rate Loans, accruing on a daily basis, at a rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, if the Alternate Base Rate is based on the Prime Rate or on the basis of a year of 360 days if the Alternate Base Rate is based on the NYFRB Rate or the Adjusted Term SOFR Rate) which is equal to the sum of (i) the Alternate Base Rate from time to time in effect, plus (ii) the Applicable Margin applicable to Alternate Base Rate Loans plus (iii) two percent (2%) per annum, or (y) for any Adjusted Term SOFR Rate Loan, until the last day of the Interest Period therefor, accruing on a daily basis at a rate per annum (computed on the basis of a year of 360 days) which is equal to the sum of (i) the Interest Rate applicable thereto determined in accordance with the provisions of Section 3.01(a) hereof plus (ii) two percent (2%) per annum and, thereafter, in accordance with clause (x) above.  If the Company shall default in the payment when due of the principal of any Loan or of any other amount due hereunder as a result of a Bank Funding Default, for the period from which such Bank Funding Default commences to the date on which the failure to pay such amount due would become an Event of Default or, if earlier, to (but not including) the date of actual payment thereof, the Company shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount at a rate per annum equal to (x) for Alternate Base Rate Loans, the Alternate Base Rate plus the Applicable Margin applicable to Alternate Base Rate Loans (computed on the basis of a year of 365 or 366 days, as the case may be, if the Alternate Base Rate is based on the Prime Rate or on the basis of a year of 360 days if the Alternate Base Rate is based on the NYFRB Rate or the Adjusted Term SOFR Rate), or (y) for any Adjusted Term SOFR Rate Loan, until the last day of the Interest Period therefor, at the Interest Rate applicable to such Adjusted Term SOFR Rate Loan determined in accordance with the provisions of Section 3.01(a), and thereafter, in accordance with clause (x) above; provided, however, that interest payable by the Company for the period set forth above on defaulted amounts not paid to a Bank as a result of such Bank’s Bank Funding Default shall be payable at a rate per annum equal to the lesser of (i) the Interest Rate that would have been applicable to the Loan or Loans that were the subject of such Bank’s Bank Funding Default, and (ii) the applicable Interest Rate set forth in clause (x) or (y) above, as the case may be.

SECTION 3.03.  Inability to Determine Adjusted Term SOFR Rate.  (a)  Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.03, if:

(i)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time after the foregoing clause (A) applies, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR, Daily Simple SOFR; or

(ii)  the Administrative Agent is advised by the Required Banks that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time after the foregoing clause (A) applies, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan) included in such Borrowing;

the Administrative Agent shall forthwith give notice thereof to the Company and the Banks, whereupon, until the Administrative Agent notifies the Company that the circumstances giving rise to such notice no longer exist, (A) any request for the conversion of any Revolving Credit Loan to, or continuation of any Revolving Credit Loan as, an Adjusted Term SOFR Rate Loan (including any such conversion or continuation arising from the refinancing provisions of Section 2.06 hereof), (B) any Adjusted Term SOFR Rate Loan that is requested to be continued (including any such continuation arising from the refinancing provisions of Section 2.06 hereof) and (C) any request for a Revolving Credit Loan that is an Adjusted Term SOFR Rate Loan shall instead be deemed to be a notice or a Revolving Credit Borrowing Request, as applicable, for (1) a Borrowing for Loans that bear interest at the rate based on the Adjusted Daily Simple SOFR, so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.03(a)(i)(B) or (ii)(B) above or (2) an Alternate Base Rate Borrowing, if the Adjusted Daily Simple SOFR is also the subject of Section 3.03(a)(i)(B) or (ii)(B) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.  Furthermore, if any Term Benchmark Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 3.03(a) with respect to the Adjusted Term SOFR Rate, then until (x) the Administrative Agent notifies the Company and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new notice in accordance with the terms of Section 2.03 or a new Revolving Credit Borrowing Request in accordance with the terms of Section 2.01, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (1) a Loan bearing interest at the rate based on the Adjusted Daily Simple SOFR, so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.03(a)(i)(B) or (ii)(B) above or (2) an Alternate Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 3.03(a)(i)(B) or (ii)(B) above, on such day.

(b)  Notwithstanding anything to the contrary herein or in any Revolving Credit Note, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Revolving Credit Note in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Note and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Note in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any Revolving Credit Note so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.

(c)  Notwithstanding anything to the contrary herein or in any Revolving Credit Note, the Administrative Agent (in consultation with the Company) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Revolving Credit Note, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Revolving Credit Note.

(d)  The Administrative Agent will promptly notify the Company and the Banks of (i)   any occurrence of a Benchmark Transition Event, (ii)   the implementation of any Benchmark Replacement, (iii)   the effectiveness of any Benchmark Replacement Conforming Changes, (iv)   the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v)   the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Revolving Credit Note, except, in each case, as expressly required pursuant to this Section 3.03.

(e)  Notwithstanding anything to the contrary herein or in any Revolving Credit Note, at any time (including in connection with the implementation of a Benchmark Replacement), (i)   if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A)   any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B)   the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii)   if a tenor that was removed pursuant to clause (i) above either (A)   is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B)   is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)  Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to an Alternate Base Rate Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.  Furthermore, if any Term Benchmark Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Adjusted Term SOFR Rate, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.03, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an Alternate Base Rate Loan.

SECTION 3.04.  Indemnity.  The Company shall compensate each Bank, upon written request by such Bank (which request shall set forth the basis for requesting such amounts), for all reasonable losses and expenses in respect of any interest paid by such Bank (or its lending branch or affiliate) to lenders of funds borrowed by it or deposited with it to make or maintain its Loans (other than Alternate Base Rate Loans) which such Bank (or its lending branch or affiliate) may sustain, to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds:  (i) if for any reason

(other than a default by such Bank) a Borrowing of any Loan does not occur on a date specified therefor in a notice of Borrowing given pursuant to Article II, (ii) if any prepayment (other than a prepayment under Section 2.13(i) resulting from an event referred to in clause (a) of Section 2.13) or repayment of its Loans (other than Alternate Base Rate Loans) occurs on a date which is not the expiration date of the relevant Interest Period, (iii) if any prepayment of its Loans (other than Alternate Base Rate Loans) is not made on any date specified in a notice of prepayment given by the Company (regardless of whether such notice may be revoked under Section 4.01 and is revoked in accordance therewith), or (iv) as a consequence of any default by the Company under this Agreement.  Without prejudice to the foregoing, the Company shall indemnify each Bank against any loss or expense which such Bank (or its lending branch or affiliate) may sustain or incur as a consequence of the default by the Company in payment of principal of or interest on any Loan (other than any Alternate Base Rate Loan), or any part thereof, or of any amount due under this Agreement, including, but not limited to, any premium or penalty incurred by such Bank (or its lending branch or affiliate), in respect of funds borrowed by it or deposited with it for the purpose of making or maintaining such Loan (other than any Alternate Base Rate Loan), as determined by such Bank in the exercise of its sole discretion.  A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how such Bank computed such loss or expense) shall be promptly submitted by such Bank to the Company (with a copy to the Administrative Agent) and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

SECTION 3.05.  Rate Determination Conclusive.  The applicable Interest Rate for each Interest Period with respect to each Loan shall be determined by the Administrative Agent and shall be conclusive and, subject to Section 3.03, binding upon the parties hereto, in the absence of manifest error.  The Administrative Agent shall, at the request in writing of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Administrative Agent in determining any Interest Rate in respect of the Loans payable by the Company.

ARTICLE IV

REDUCTION, TERMINATION, INCREASE OR EXTENSION OF THE REVOLVING CREDIT COMMITMENTS AND PREPAYMENTS

SECTION 4.01.  Reduction, Termination, Increase or Extension of the Total Commitment.  (a)  The Company may, from time to time on at least three (3) Business Days’ prior notice (by telephone (confirmed in writing promptly thereafter) facsimile or e-mail) received by the Administrative Agent (which shall advise each Bank thereof as soon as practicable thereafter), permanently reduce the Total Commitment (such reduction shall reduce each Bank’s Revolving Credit Commitment ratably according to its respective Proportional Share of the amount of such reduction and Schedule I shall be deemed amended to reflect the reduction in such Revolving Credit Commitments) but only upon (a) repayment of that portion of the aggregate unpaid principal amount of all Revolving Credit Loans which, together with the LC Exposure, exceeds the amount of the Total Commitment as so reduced (such repayment to be applied to each Bank’s Revolving Credit Loans in the same proportion as its Revolving Credit Commitment is reduced), and (b) payment to the Administrative Agent, for the ratable account of the Banks, of the Facility Fees on the portion of the Total Commitment so reduced which have accrued through the date of such reduction; provided, however, the Company may not so reduce the Total Commitment at any time to an amount less than the LC Exposure.  Any such reduction shall be in an aggregate amount of $50,000,000 or an integral multiple of $10,000,000 in excess of $50,000,000.  The Company may at any time, on like notice, terminate the Total Commitment (and each Bank’s Revolving Credit Commitment) upon payment in full of all Loans and the accrued interest thereon and the Facility Fees accrued through the date of such termination; provided, however, that the Company may not terminate the Total Commitment at any time that there is any LC Exposure (unless arrangements satisfactory to the applicable Issuing Banks shall have been made with respect thereto).  Each notice delivered by the Company pursuant to this Section 4.01(a) shall be irrevocable; provided that a notice of termination of the

Total Commitment delivered by the Company may state that such notice is conditioned upon (i) the effectiveness of another credit facility or (ii) the consummation of an acquisition, disposition or other similar transaction, in both such cases, such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)  (i)  The Company may, on one or more occasions, by written notice to the Administrative Agent, executed by the Company, each Issuing Bank and one or more financial institutions (any such financial institution referred to in this Section 4.01(b) being called an “Increasing Bank”), which may include any Bank, cause new Revolving Credit Commitments to be extended by the Increasing Banks or cause the existing Revolving Credit Commitments of the Increasing Banks to be increased, as the case may be (any such extension or increase, a “Commitment Increase”), in an amount for each Increasing Bank set forth in such notice; provided, that (A) the aggregate amount by which the Total Commitment is increased as a result of any Commitment Increase shall be an integral multiple of $50,000,000, (B) at no time shall the aggregate amount of all increases in the Total Commitment effected under this Section 4.01(b) exceed $1,000,000,000, (C) each Increasing Bank, if not already a Bank hereunder, shall be subject to the approval of the Administrative Agent and each Issuing Bank (which approval shall not be unreasonably withheld or delayed) and (D) each Increasing Bank, if not already a Bank hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Company (an “Accession Agreement”).  Notwithstanding anything herein to the contrary, no Bank shall have any obligation to agree to increase its Revolving Credit Commitment pursuant to this Section and any election to do so shall be in the sole discretion of such Bank.  New Revolving Credit Commitments and increases in Revolving Credit Commitments under this Section 4.01(b) shall become effective on the date specified in the applicable notice delivered pursuant to this paragraph.  Upon the effectiveness of any Accession Agreement to which any Increasing Bank is a party, (A) such Increasing Bank shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Bank hereunder and subject to all obligations of a Bank hereunder and (B) Schedule I shall be deemed to have been amended to reflect the Revolving Credit Commitment of such Increasing Bank as provided in such Accession Agreement.  Upon the effectiveness of any increase pursuant to this Section in the Revolving Credit Commitment of a Bank already a party hereto, Schedule I shall be deemed to have been amended to reflect the increased Revolving Credit Commitment of such Bank.

(ii)  On the effective date of any Commitment Increase pursuant to this paragraph (b) (the “Increase Effective Date”), (A) the aggregate principal amount of the Revolving Credit Loans outstanding (for the purposes of this Section 4.01(b)(ii), the “Initial Loans”) immediately prior to giving effect to the applicable Commitment Increase on the Increase Effective Date shall be deemed to be repaid, (B) after the effectiveness of the Commitment Increase, the Company shall be deemed to have made new Revolving Credit Borrowings (for the purposes of this Section 4.01(b)(ii), the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the types and for the Interest Periods specified in a notice delivered to the Administrative Agent in accordance with Section 2.01, (C) each Bank shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between (x) such Bank’s Proportional Share (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (y) such Bank’s Proportional Share (calculated without giving effect to the Commitment Increase) of the Initial Loans, (D) after the Administrative Agent receives the funds specified in clause (C) above, the Administrative Agent shall pay to each Bank the portion of such funds that is equal to the difference, if positive, between (1) such Bank’s Proportional Share (calculated without giving effect to the

Commitment Increase) of the Initial Loans and (2) such Bank’s Proportional Share (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (E) each Increasing Bank and each other Bank shall be deemed to hold its Proportional Share of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase) and (F) the Company shall pay each Increasing Bank and each other Bank any and all accrued but unpaid interest on the Initial Loans.  The deemed payments made pursuant to clause (A) above in respect of each Adjusted Term SOFR Rate Loan shall be subject to indemnification by the Company pursuant to the provisions of Section 3.04 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

(iii)  Notwithstanding the foregoing, no increase in the Total Commitment (or in the Revolving Credit Commitment of any Bank) shall become effective under this paragraph (b) unless, on the date of such increase, (A) the conditions set forth in paragraphs (a) and (c) of Section 7.02 shall be satisfied (with all references in such paragraphs to the making of Loans being deemed to be references to such increase) and (B) the Administrative Agent shall have received an Officers’ Certificate to that effect dated such date.

(c)  The Company may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Banks) within the period not less than 30 days and not more than 90 days prior to any anniversary of the date hereof, but on not more than two occasions during the term of this Agreement, request that the Banks extend the Maturity Date and the Revolving Credit Commitments for an additional period of one year.  Each Bank shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s extension request, advise the Company whether or not it agrees to the requested extension (each Bank agreeing to a requested extension being called a “Consenting Bank” and each Bank declining to agree to a requested extension being called a “Declining Bank”).  Any Bank that has not so advised the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Bank.  If Banks constituting the Required Banks shall have agreed to an extension request, then the Maturity Date shall, as to the Consenting Banks, be extended to the first anniversary of the Maturity Date theretofore in effect.  The decision to agree or withhold agreement to any Maturity Date extension shall be at the sole discretion of each Bank.  The Commitment of any Declining Bank shall terminate on the Maturity Date in effect as to such Bank prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”).  The principal amount of any outstanding Loans made by Declining Banks, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Banks hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Company shall also make such other prepayments of Loans as shall be required in order that, after giving effect to the termination of the Revolving Credit Commitments of, and all payments to, Declining Banks pursuant to this sentence, the sum of (A) the outstanding aggregate principal amount of all Revolving Credit Loans and (B) the LC Exposure will not exceed the Total Commitment.  Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, at any time prior to the Existing Maturity Date, to take any of the actions set forth in Section 2.13 with respect to any Declining Bank, and any such Assenting Bank or Replacement Lender that shall have consented to the Company’s extension request shall for all purposes constitute a Consenting Bank.  Notwithstanding the foregoing, (A) the Maturity Date (without taking into consideration any extension pursuant to this paragraph (c)), as such term is used in reference to any Issuing Bank or any Letters of Credit issued by such Issuing Bank, may not be extended without the prior written consent of such Issuing Bank (it being understood and agreed that, in the event any Issuing Bank shall not have consented to any such extension, (i) such Issuing Bank shall continue to have all the rights and obligations of an Issuing Bank hereunder through the Existing Maturity Date, and thereafter shall have no obligation to issue, amend, extend or renew any Letter of Credit (but shall, in each case, continue to be entitled to the benefits hereof as to Letters of Credit issued by it prior to such time), and (ii) the Company shall cause the LC Exposure attributable to Letters of Credit issued by such Issuing Bank to be zero no later than the day on which such LC Exposure would have been required to have been reduced to zero in accordance with the terms hereof without giving effect to any effectiveness of the extension of the applicable Existing Maturity Date pursuant to this paragraph (c) (and, in any event, no later than the Existing Maturity Date)) and (B) no extension of the Maturity Date pursuant to this paragraph (c) shall become effective unless (i) on the anniversary of the date hereof that immediately follows the date on which the Company delivers the applicable request for extension of the Maturity Date, the conditions set forth in paragraphs (a) and (c) of Section 7.02 shall be satisfied (with all references in such paragraphs to the making of Loans being deemed to be references to such extension) and (ii) the Administrative Agent shall have received an Officers’ Certificate to that effect dated such date.

SECTION 4.02.  Prepayments.  (a)  The Company may from time to time, upon at least (i) one (1) Business Day’s prior notice (in the event such notice pertains to Alternate Base Rate Loans) or (ii) three (3) Business Days’ prior notice (in the event such notice pertains to Adjusted Term SOFR Rate Loans) (by telephone (confirmed in writing promptly thereafter), facsimile or e-mail) received by the Administrative Agent (prior to 12:00 noon, New York City time, in the event such notice pertains to Alternate Base Rate Loans) (which shall advise each Bank thereof as soon as practicable thereafter), prepay any Revolving Credit Borrowing in whole or in part, without, except as provided in Section 3.04, premium or penalty (such prepayment to be pro rata to the Banks according to the respective unpaid principal amounts of the Revolving Credit Loans made by them); provided, however, that each such partial prepayment shall be in an aggregate amount of $50,000,000 or an integral multiple of $10,000,000 in excess of $50,000,000.

(b)  Each notice of prepayment shall specify the Borrowing to be prepaid, the prepayment date and the aggregate principal to be prepaid, and shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Total Commitment as contemplated by Section 4.01(a), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 4.01(a).  All prepayments under this Section 4.02 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01.  Representations and Warranties of the Company.  The Company represents and warrants to the Banks, the Issuing Banks and the Agents as follows:

(a)  Company’s Organization; Corporate Power.  The Company (x) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; the Company is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each other jurisdiction where, because of the nature of its activities or properties, such qualification or licensing is required, except for such jurisdictions where the failure to be so qualified or licensed will not materially adversely affect the financial condition, business or operations of the Company and its Consolidated Subsidiaries, taken as a whole, or prevent the enforcement of contracts to which the Company is a party; and (y) has all requisite corporate power and authority (i) to own its assets and to carry on the business in which it is engaged, (ii) to execute, deliver and perform its obligations under this Agreement and the Notes, (iii) to borrow in the manner and for the purpose contemplated by this Agreement, (iv) to issue Notes in the manner and for the purpose contemplated by this Agreement, and (v) to execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by the Company pursuant to or in connection with this Agreement.

(b)  Domestic Specified Subsidiaries; Organization; Corporate Power.  As of the Effective Date, each domestic Specified Subsidiary is a corporation or other entity (as the case may be) duly incorporated or formed, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation or formation; and, as of the Effective Date, each domestic Specified Subsidiary has all requisite corporate power and authority to own its assets and to carry on the business in which it is engaged.

(c)  Company’s Corporate Authority; No Conflict.  The execution and delivery by the Company of this Agreement and the Notes, the performance by the Company of its obligations under this Agreement and the Notes, the Borrowings by the Company in the manner and for the purpose contemplated by this Agreement, the issuance by the Company of the Notes in the manner and for the purpose contemplated by this Agreement, the execution and delivery by the Company of all other agreements and instruments which shall have been executed and delivered by the Company pursuant hereto or in connection herewith, and the performance by the Company of its obligations under all other agreements and instruments which shall have been executed and delivered by the Company pursuant hereto or in connection herewith, have been duly authorized by all necessary corporate action (including any necessary stockholder action) on the part of the Company, and do not and will not (i) violate (x) any provision of any law, rule or regulation (including, without limitation, Regulation U and Regulation X) presently in effect having applicability to the Company (or any Specified Subsidiary), or of any order, writ, judgment, decree, determination or award (which is, individually or in the aggregate, material to the consolidated financial condition, business or operations of the Company and its Consolidated Subsidiaries) presently in effect having applicability to the Company (or any Specified Subsidiary) or (y) the charter or by-laws of the Company (or any Specified Subsidiary), or (ii) subject to the Company’s compliance with any applicable covenants pertaining to its incurrence of unsecured indebtedness, result in a breach of or constitute a default under any indenture or loan or credit agreement, or result in a breach of or constitute a default under any other agreement or instrument (which is, individually or in the aggregate, material to the consolidated financial condition, business or operations of the Company and its Consolidated Subsidiaries), to which the Company or any Specified Subsidiary is a party or by which the Company or any Specified Subsidiary or its respective properties may be bound or affected, or (iii) result in, or require, the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Company (other than any right of setoff or banker’s lien or attachment that any Bank or other holder of a Note may have under applicable law), and the Company is not in default under or in violation of its charter or by-laws.

(d)  Valid and Binding Obligations of the Company.  This Agreement constitutes, and (when executed and delivered by the Company) the Notes and each other agreement or instrument executed and delivered by the Company pursuant hereto or in connection herewith will each constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)  Company’s Financial Condition.  The Company’s audited consolidated financial statements as at December 31, 2022, copies of which have been furnished to each Bank, have been prepared in conformity with United States generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year and fairly present the consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the results of their operations for the period then ended.  As of the Effective Date, since December 31, 2022, there has been no material adverse change in the consolidated financial condition, business or operations of the Company and its Consolidated Subsidiaries, except as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2022, or its quarterly report on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, in each case to the Securities and Exchange Commission or as disclosed in writing to the Banks prior to the Effective Date.

(f)  Litigation with Respect to the Company or Its Subsidiaries.  As of the Effective Date, no litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company which are likely (to the extent not covered by insurance) materially and adversely to affect the consolidated financial condition of the Company and its Consolidated Subsidiaries or materially to impair the Company’s ability to perform its obligations under this Agreement and the Notes, except as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2022, or its quarterly reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, to the Securities and Exchange Commission, or as disclosed in writing to the Banks prior to the Effective Date.

(g)  Regulatory Approvals with Respect to This Agreement.  No authorization, consent, approval, license or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority (Federal, state, local or foreign), including, without limitation, the Securities and Exchange Commission, or with any securities exchange, is or will be required in connection with the execution and delivery by the Company of this Agreement or the Notes, the performance by the Company of its obligations under this Agreement and the Notes, the Borrowings by the Company in the manner and for the purpose contemplated by this Agreement, or the issuance by the Company of the Notes in the manner and for the purpose contemplated by this Agreement (except for such authorizations, consents, approvals, licenses, exemptions, filings, declarations or registrations, if any, which may be required to be obtained or made subsequent to the Effective Date, all of which, if then required, will have been duly obtained or made on or before each date on which the foregoing representation and warranty shall be made, deemed made or reaffirmed, as the case may be, will be sufficient for all purposes thereof and will be in full force and effect on each such date).

(h)  ERISA.  As of the Effective Date, no material liability to the PBGC has been, or is expected by the Company or any Related Person to the Company to be, incurred by the Company or any Related Person to the Company.  No Reportable Event which presents a material risk of termination of any Plan maintained by the Company or a Related Person to the Company has occurred and is continuing at the Effective Date.  No Plan maintained by the Company or a Related Person to the Company has failed to meet the applicable Minimum Funding Standard, whether or not waived, as of the last day of the most recent fiscal year of such Plan ending prior to the Effective Date.  Neither the Company nor any Related Person to the Company has engaged in a Prohibited Transaction prior to the Effective Date.

(i)  Investment Company Act.  The Company is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(j)  Regulation U; Regulation X.  The Company is not engaged principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U, and no part of the proceeds of any Loan will be used for any purpose which would be in violation of such regulations or in violation of Regulation U or Regulation X.

(k)  Company’s Tax Returns and Tax Liability.  The Company and its Subsidiaries, except for any Subsidiary (x) incorporated under the laws of any jurisdiction other than the United States or any State thereof or the District of Columbia or (y) having substantially all of its properties and assets or conducting substantially all of its business outside the United States and having assets immaterial in comparison to the assets of the Company and its Consolidated Subsidiaries, have filed all tax returns required to be filed by them and have paid or provided adequate reserves or obtained adequate indemnity for the payment of all taxes and assessments payable by them which have become due, other than (i) those not yet delinquent, (ii) those the nonpayment of which would not be reasonably likely to result in a material adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries, (iii) those being contested in good faith or (iv) those involving foreign taxes and assessments which are involved in a good faith dispute.

(l)  Environmental and Public and Employee Health and Safety Matters.  As of the Effective Date, the Company and each Subsidiary has complied with all applicable Federal, state, and other laws, rules and regulations relating to environmental pollution or to environmental regulation or control or to public or employee health or safety, except (i) to the extent that the failure to so comply would not be reasonably likely to result in a material and adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries or (ii) as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2022, or its quarterly reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, to the Securities and Exchange Commission, or as disclosed in writing to the Banks prior to the Effective Date.  As of the Effective Date, the Company’s and the Subsidiaries’ facilities do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants regulated under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or public or employee health and safety, in violation of any such law, or any rules or regulations promulgated pursuant thereto, except (A) for violations that would not be reasonably likely to result in a material and adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries or (B) as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2022, or its quarterly reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, to the Securities and Exchange Commission, or as disclosed in writing to the Banks prior to the Effective Date.  As of the Effective Date, the Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or public or employee health or safety, in each case applicable to it or its Subsidiaries, that would be reasonably likely to result in a material and adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries except as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2022, or its quarterly reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, to the Securities and Exchange Commission, or as disclosed in writing to the Banks prior to the Effective Date.

(m)  True and Complete Disclosure.  To the best of the Company’s knowledge and belief, all factual information heretofore or contemporaneously furnished by or on behalf of the Company or any Subsidiary of the Company to any Bank, any Issuing Bank or any Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Company or any Subsidiary of the Company to any Bank, any Issuing Bank or any Agent will be, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

(n)  Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and authorized agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, its directors and authorized agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of the Company, any of its Subsidiaries or any of their respective directors or officers or, to the knowledge of the Company, employees is a Sanctioned Person.  The Company has not directly or, to the Company’s knowledge, indirectly used the proceeds of the Loans or any Letters of Credit, or loaned, contributed or otherwise made available such proceeds to any of its Subsidiaries, any joint venture, any partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is or was, or whose government is or was, the subject of Sanctions, or (ii) to fund payments to any officer or employee of a governmental authority, or any Person controlled by a governmental authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of any of the foregoing that, at the time of such funding was, in violation of applicable Anti-Corruption Laws.

ARTICLE VI

COVENANTS

SECTION 6.01.  Affirmative Covenants of the Company.  So long as any Loan or LC Disbursement shall remain unpaid, any Bank shall have any Revolving Credit Commitment hereunder or any Letter of Credit shall remain outstanding, the Company will, unless the Required Banks shall have otherwise consented in writing:

(a)  Reports, Certificates and Other Information.  Furnish to each Bank:

(i)  Interim Reports.  Within 15 days after the date by which the Company is required to file any periodic report containing the financial statements referred to in this Section 6.01(a)(i) with the Securities and Exchange Commission for each of the first three quarterly fiscal periods in each fiscal year of the Company, a consolidated balance sheet of the Company as at the end of such period (setting forth in comparative form the consolidated figures as of the end of the previous fiscal year), the related consolidated statement of operations for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period (setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year) and the related consolidated statement of cash flows for the period from the beginning of the current fiscal year to the end of such quarterly period (setting forth in comparative form the consolidated figures from the corresponding period of the previous fiscal year), all in reasonable detail and certified, subject to changes resulting from year-end audit adjustments, by a financial officer of the Company (it being understood that the delivery of (A) the Company’s Form 10-Q setting forth such statements for each such period and (B) a certification by a financial officer of the Company to the effect that such statements fairly present in all material respects the financial condition and results of operations of the Company on a consolidated basis in accordance with the United States generally accepted accounting principles (subject to changes resulting from year-end audit adjustments) shall satisfy the requirements of this Section 6.01(a)(i)).

(ii)  Annual Reports.  Within 15 days after the date by which the Company is required to file any periodic report containing the financial statements referred to in this Section 6.01(a)(ii) with the Securities and Exchange Commission for each fiscal year of the Company, a consolidated balance sheet of the Company as at the end of such year, and the related consolidated statements of operations and cash flows for such year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, accompanied by the opinion thereon of independent public accountants of recognized national standing selected by the Company, which opinion shall be prepared in accordance with United States generally accepted auditing standards relating to reporting and shall be based upon an audit by such accountants of the relevant accounts (it being understood that the delivery of the Company’s Form 10-K setting forth such statements for such year shall satisfy the requirements of this Section 6.01(a)(ii)).

(iii)  Officers’ Certificates.  Within 30 days after each date by which the Company is required to file financial statements referred to in Section 6.01(a)(i) or 6.01(a)(ii) with the Securities and Exchange Commission, an Officers’ Certificate (A) stating that the signers have reviewed the relevant terms of this Agreement and of the form of Notes and have made, or caused to be made under their supervision, a review of the transactions and condition of the corporation or corporations covered by such financial statements during the accounting period in question, and that such review has not disclosed the existence during such accounting period, and that the signers do not otherwise have knowledge of the existence as at the date of such Officers’ Certificate, of any Event of Default or Unmatured Event of Default, or, if any such Event of Default or Unmatured Event of Default existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto and (B) demonstrating in reasonable detail compliance during such accounting period with Sections 6.02(b), 6.02(c) and 6.02(d).

(iv)  Accountants’ Reports.  Within 30 days after each date by which the Company is required to file financial statements referred to in Section 6.01(a)(ii) with the Securities and Exchange Commission, a report signed by the independent public accountants reporting thereon (A) briefly setting forth the scope of their examination of such financial statements and the information provided pursuant to Section 6.01(a)(iii)(B) above and (B) stating whether or not such examination has disclosed any failure by the Company to comply with the terms, covenants, provisions and conditions of this Section 6.01(a) and of Sections 6.01(b), 6.01(e), and 6.02 (other than Section 6.02(e)) insofar as they relate to accounting matters.

(v)  Reports to SEC and to Stockholders.  Promptly upon their becoming publicly available, copies of all financial statements, reports, notices and proxy statements sent by the Company to its stockholders, and of all regular and periodic reports filed by the Company or any of its Specified Subsidiaries with the Securities and Exchange Commission or any governmental authority succeeding to any of its functions, which in each case have not been delivered under paragraph (a)(i) or (a)(ii) of this Section 6.01.

(vi)  Officers’ Certificates as to Status of Excepted Subsidiaries.  (A)  Promptly after the designation of a Subsidiary of the Company as an Excepted Subsidiary or the withdrawal of such designation, an Officers’ Certificate setting forth the name of the Subsidiary and whether it is being designated as, or withdrawn from designation as, an Excepted Subsidiary, and (B) as soon as practicable after the designation of a Subsidiary of the Company as an Excepted Subsidiary or the withdrawal of such designation, or, at the option of the Company, together with the next delivery of any financial statements to the Banks pursuant to Section 6.01(a)(i) or Section 6.01(a)(ii), an Officers’ Certificate setting forth in reasonable detail, and certifying the correctness of, all facts and computations required in order to establish that such designation or withdrawal of designation is permitted in accordance with this Agreement, and listing all Subsidiaries of the Company that are designated as Excepted Subsidiaries at such time.

(vii)  Notice of Default.  Forthwith upon any principal officer of the Company obtaining knowledge of the occurrence of an Event of Default or an Unmatured Event of Default, an Officers’ Certificate specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto.

(viii)  KYC. Promptly following a request therefor, all documentation and other information that a Bank reasonably requests as necessary in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

(ix)  Other Information.  With reasonable promptness, such other information and data with respect to the Company or any of its Specified Subsidiaries as from time to time may be reasonably requested by any Bank.

(x)  Pricing Certificate Inaccuracy. Forthwith upon any principal officer of the Company obtaining knowledge of a Pricing Certificate Inaccuracy, notice of such Pricing Certificate Inaccuracy.

Information required to be delivered pursuant to this Section 6.01(a) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Banks have been granted access (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Banks providing notice of such posting or availability) or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov.  Information required to be delivered pursuant to this Section 6.01(a) may also be delivered by electronic communications pursuant to procedures to be approved by the Administrative Agent.

(b)  Taxes.  Pay or provide adequate reserves or obtain adequate indemnity for the payment of, and cause each Subsidiary to pay or provide adequate reserves or obtain adequate indemnity for the payment of, all taxes and assessments payable by it which become due, other than (i) those not yet delinquent, (ii) those the nonpayment of which would not be reasonably likely to result in a material adverse effect on the consolidated financial condition of the Company and its Consolidated

Subsidiaries, (iii) those being contested in good faith or (iv) those involving foreign taxes and assessments which are involved in a good faith dispute with respect to tax or other matters.

(c)  Preservation of Corporate Existence, etc.  Subject to Section 6.02(a), do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence and the rights (charter and statutory) of the Company and each Specified Subsidiary; provided, however, that the Company shall not be required to preserve any such existence (in the case of any Specified Subsidiary), right or franchise if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or any Specified Subsidiary and that the loss thereof is not disadvantageous in any material respect to the Banks under this Agreement.

(d)  Inspections; Discussions.  Permit any authorized representatives designated by a Bank, at such Bank’s expense, to make reasonable inspections of any of the properties of the Company or any of its Specified Subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such reasonable times and as often as may be reasonably requested by such Bank; provided that if required by the Company, any such Bank shall, as a condition to being permitted to make any such inspection, certify to the Company that the same is being made solely in order to assist such Bank in evaluating its extension of credit to the Company hereunder.

(e)  Books and Records.  Maintain, and cause each of its Consolidated Subsidiaries to maintain, a system of accounting established and administered in accordance with United States generally accepted accounting principles applied on a consistent basis, and set aside, and cause each of its Consolidated Subsidiaries to set aside, on its books all such proper reserves as shall be required by United States generally accepted accounting principles.

(f)  Maintenance of Properties.  Cause all properties used or useful in the conduct of its business or the business of a Specified Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.01(f) shall prevent the Company from discontinuing the operation or maintenance, or both the operation and maintenance, of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Specified Subsidiary and not disadvantageous in any material respect to the Banks under this Agreement.

(g)  Maintenance of Insurance.  Insure and keep insured, and cause each Specified Subsidiary to insure and keep insured, with reputable insurance companies, so much of its respective properties, to such an extent and against such risk (including fire), as companies engaged in similar businesses and of similar size customarily insure properties of a similar character; or, in lieu thereof, in the case of itself or of any one or more of its Specified Subsidiaries, maintain or cause to be maintained a system or systems of self-insurance which will accord with the approved practices of companies owning or operating properties of a similar character in maintaining such systems.

(h)  Compliance with Laws, etc. Not violate any laws, rules, regulations, or governmental orders to which it is subject (including Anti-Corruption Laws and Sanctions and any such laws, rules, regulations or governmental orders relating to the protection of the environment or to public or employee health or safety), which violation would be reasonably likely to result in a material adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries; and not permit any Subsidiary of the Company to violate any laws, rules, regulations, or governmental orders of Federal, state or local governmental entities within the United States to which it is subject (including Anti-Corruption Laws and Sanctions and any such laws, rules, regulations or governmental orders relating to the protection of the environment or to public or employee health or safety), which violation would be reasonably likely to result in a material adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries.

(i)  Delivery of Certain Documentation with Respect to Plans.  (i)  As soon as possible and in any event within 30 days after it knows or has reason to know that, regarding any Plan with respect to the Company or a Related Person to the Company, a Prohibited Transaction or a Reportable Event which presents a material risk of termination of any Plan maintained by the Company or a Related Person to the Company has occurred (whether or not the requirement for notice of such Reportable Event has been waived by the PBGC), deliver to the Administrative Agent and each Bank a certificate of a responsible officer of the Company setting forth the details of such Prohibited Transaction or Reportable Event, (ii) upon request of the Administrative Agent or any Bank made from time to time after the occurrence of any such Prohibited Transaction or Reportable Event, deliver to the Administrative Agent and each Bank a copy of the most recent actuarial report and annual report completed with respect to any Plan maintained by the Company or a Related Person to the Company, and (iii) as soon as possible, and in any event within 10 days, after it knows or has reason to know that any of the following have occurred with respect to any Plan maintained by the Company or a Related Person to the Company:  (A) any such Plan has been terminated, (B) the Plan Sponsor intends to terminate any such Plan, (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate any such Plan, or (D) the Company or any Related Person to the Company withdraws from any such Plan, deliver to the Administrative Agent and each Bank a written notice thereof.  For purposes of this Section 6.01(i), the Company shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan or Employee Benefit Plan of which the Company or any Related Person to the Company is the Plan Sponsor.

(j)  Contributions to Plans.  Pay, and use its best efforts to cause each Related Person with respect to the Company to pay, when due, all contributions required to meet the minimum funding standards set forth in Sections 302 through 308 of ERISA with respect to each Plan maintained by the Company or a Related Person to the Company.

(k)  Use of Proceeds.  (i) Use the proceeds of the Loans for general corporate purposes, and not for any purpose which is in violation of Regulation U or Regulation X and (ii) not use the proceeds of any Loans or Letters of Credit directly or, to the Company’s knowledge, indirectly or loan, contribute or otherwise make available such proceeds to any of its Subsidiaries, joint ventures, partners or any other Person (x) to fund any activities or business of any Person, or in any country, region or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (y) to fund payments to any officer or employee of a governmental authority, or any Person controlled by any governmental authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of any of the foregoing that, at the time of such funding, is in violation of applicable Anti-Corruption Laws.

SECTION 6.02.  Negative Covenants of the Company.  So long as any Loan or LC Disbursement shall remain unpaid, any Bank shall have any Revolving Credit Commitment hereunder or any Letter of Credit shall remain outstanding, the Company will not, without the prior written consent of the Required Banks:

(a)  Mergers, Consolidations, Sales.  Consolidate with or merge into any other Business Entity or convey or transfer its properties and assets substantially as an entirety to any Business Entity, unless:

(i)  the Business Entity formed by such consolidation or into which the Company is merged or the Business Entity that acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety, shall be a Business Entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume the due and punctual payment of the principal of and interest on all the Loans and the performance of every covenant of this Agreement on the part of the Company to be performed or observed; and

(ii)  immediately after giving effect to such transaction, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

Upon any consolidation or merger by the Company with or into any other Business Entity, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety to any Business Entity which is permitted by this Section 6.02(a), the successor Business Entity formed by such consolidation or into which the Company is merged or the Business Entity to which such conveyance or transfer is made shall, upon receipt by the Administrative Agent of documentation of the type described in Sections 7.01(b), 7.01(c), 7.01(d) and Section 7.01(i) with respect to such Business Entity, succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Business Entity had been named as the Company herein; and, in the event of such conveyance or transfer, the Company (which term shall for this purpose mean the Person named as the “Company” in the introduction to this Agreement or any successor corporation which shall theretofore become such in the manner described in this Section 6.02(a)) shall be discharged from all obligations and covenants under this Agreement and the Notes, if any.

(b)  Limitation on Liens.  The Company will not, and will not permit any Consolidated Subsidiary to, incur, create, assume, guarantee or otherwise become liable with respect to any Secured Debt, unless (x) the Company secures or causes such Consolidated Subsidiary to secure the Obligations equally and ratably with (or prior to) such Secured Debt or (y) after giving effect thereto, the aggregate amount of all Secured Debt, together with all Discounted Rental Value in respect of sale and leaseback transactions involving Principal Domestic Properties (excluding sale and leaseback transactions exempted from the prohibition of Section 6.02(c)(i) by Section 6.02(c)(ii)), would not exceed 15% of Consolidated Net Tangible Assets; provided, however, that for purposes of this Section there shall be excluded from Secured Debt all Indebtedness secured by:

(i)  Liens existing on the Effective Date;

(ii)  Liens existing on property of, or on any shares of Capital Stock or Indebtedness of, any Business Entity at the time such Business Entity becomes a Consolidated Subsidiary or at the time such Business Entity is merged into or consolidated with the Company or any Consolidated Subsidiary or at the time of sale, lease or other disposition of the properties of such Business Entity (or a division of such Business Entity) to the Company or a Consolidated Subsidiary as an entirety or substantially as an entirety;

(iii)  Liens in favor of the Company or a Consolidated Subsidiary;

(iv)  Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(v)  Liens existing on property, shares of Capital Stock or Indebtedness at the time of acquisition thereof (including acquisition through merger or consolidation) or Liens (A) to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, expansion, renovation, improvement or development on or of such property or (B) to secure any Indebtedness incurred prior to, at the time of, or within two years after the later of the acquisition, the completion of such construction, installation, expansion, renovation, improvement or development or the commencement of full operation of such property or within two years after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price or cost thereof;

(vi)  Liens on any specific oil or gas property to secure Indebtedness incurred by the Company or any Consolidated Subsidiary to provide funds for all or any portion of the cost of exploration, production, gathering, processing, marketing, drilling or development of such property;

(vii)  Liens on any Principal Domestic Property securing Indebtedness incurred under industrial development, pollution control or other revenue bonds issued or guaranteed by the United States or any State thereof or any department, agency, instrumentality or political subdivision of either;

(viii)  Liens on any Principal Domestic Property securing Indebtedness arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead; and

(ix)  any extension, renewal or refunding of any Liens referred to in the foregoing clauses (i) through (viii), inclusive, provided, however, that (A) such extension, renewal or refunding Lien shall be limited to all or part of the same property, shares of Capital Stock or Indebtedness that secured the Lien extended, renewed or refunded (plus improvements on or replacements of such property) and (B) such Secured Debt at such time is not increased.

(c)  Restrictions on Sale and Leaseback Transactions. (i)  The Company will not, and will not permit any Consolidated Subsidiary to, sell or transfer any Principal Domestic Property, with the Company or any Consolidated Subsidiary taking back a lease of such Principal Domestic Property, unless: (x) such Principal Domestic Property is sold within 360 days from the date of acquisition of such Principal Domestic Property or the date of the completion of construction or commencement of full operations on such Principal Domestic Property, whichever is later; or (y) the Company or such Consolidated Subsidiary could subject such Principal Domestic Property to a Lien pursuant to Section 6.02(b) in an amount equal to the Discounted Rental Value with respect to such sale and leaseback transaction without equally and ratably securing the Obligations; or (z) the Company or such Consolidated Subsidiary, within 360 days after such sale, applies or causes to be applied to the retirement of its Funded Debt an amount not less than the greater of (A) the net proceeds of the sale of such Principal Domestic Property or (B) the fair value (as determined in any manner approved by the Board of Directors) of such Principal Domestic Property; provided, however, that the amount to be applied to the retirement of Funded Debt of the Company or such Consolidated Subsidiary shall be reduced by the principal amount of Funded Debt of the Company or such Consolidated Subsidiary voluntarily retired by the Company or such Consolidated Subsidiary within 360 days after such sale.

(ii)  The provisions of this clause (c) shall not prevent (i) a sale and leaseback transaction between the Company and a Consolidated Subsidiary or between Consolidated Subsidiaries or (ii) a sale or transfer of any Principal Domestic Property with a lease for a period, including renewals, of not more than 36 months.

(d)  Total Debt to Total Capitalization.  Permit, as of the last day of each fiscal quarter, the ratio of Total Debt as of such date to Total Capitalization as of such date to exceed 0.65:1.00.

(e)  Change in Control.  Permit any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) beneficially to own more than 50% (by number of votes) of the Voting Securities of the Company unless such Voting Securities shall have been acquired in a transaction or series of transactions approved prior to such acquisition by the Board of Directors of the Company, and the directors so approving shall include directors who constitute a majority of the Board of Directors and who are persons either (i) who are directors on the date hereof or (ii) who were nominated or elected by a majority of the directors who (A) are directors on the date hereof or (B) shall have been nominated or elected as described in this clause (ii).

ARTICLE VII

CONDITIONS OF CREDIT

The obligations of the Banks to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to (a) the Revolving Credit Commitments having become effective as provided in Section 7.01 below and (b) the satisfaction of the conditions set forth in Section 7.02 below.

SECTION 7.01.  Conditions to Effectiveness of Commitments.  The Revolving Credit Commitments shall become effective at such time as the following conditions shall have been satisfied:

(a)  The Company shall have executed and delivered to the Administrative Agent for the account of each Bank that shall have requested the same at least three Business Days prior to the date hereof in accordance with Section 2.05 a Revolving Credit Note (appropriately completed).

(b)  The Administrative Agent shall have received the signed Certificate or Certificates of the Secretary of State of the State of Delaware, in regular form (as of a date shortly before the Effective Date), listing the Restated Certificate of Incorporation of the Company and each amendment, if any, thereto, together with the certificates of designation of preferences of preferred stock and the certificates of merger or ownership, on file in the office of such Secretary of State and stating that such documents are the only charter documents of the Company on file in such office filed on the date the Restated Certificate of Incorporation was filed or thereafter and that the Company is duly incorporated and in good standing in the State of Delaware.

(c)  The Administrative Agent shall have received the signed certificate of a Senior Vice President or a Vice President and the Secretary or an Assistant Secretary of the Company, dated the Effective Date in form and substance reasonably acceptable to the Administrative Agent and special counsel to the Administrative Agent, certifying, among other things, (i) a true and correct copy and/or extract of resolutions adopted by the Board of Directors of the Company which authorize, among other credit arrangements, the execution, delivery and performance by the Company of this Agreement and the Notes and authorizing the issuance by the Company of Notes in the manner and for the purpose contemplated by this Agreement, (ii) a true and complete copy of the Restated Certificate of Incorporation of the Company as in effect on the Effective Date, (iii) a true and complete copy of the By-laws of the Company as in effect on the Effective Date, and (iv) the incumbency and specimen signatures of officers of the Company executing (x) the documents specified in clause (i) above and (y) any other documents delivered to the Administrative Agent on the Effective Date.

(d)  The Administrative Agent shall have received the signed opinion of Cravath, Swaine & Moore LLP, dated the Effective Date and given upon the express instructions of the Company, as to the enforceability of this Agreement and the Notes to be delivered on the Effective Date (if any) and as to such other matters as the Administrative Agent may reasonably request, in form and substance reasonably acceptable to the Administrative Agent and special counsel to the Administrative Agent.

(e)  The Administrative Agent shall have received such other instruments and documents as the Administrative Agent may have reasonably requested at least three Business Days prior to the date hereof.

(f)  Each of the Agents, the Banks and the Company shall have executed one or more counterparts of this Agreement.

(g)  [Reserved].

(h)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two Business prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company hereunder or under any other agreement entered into by any of the Joint Lead Arrangers, the Agents and the Banks, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

(i)  (i) The Banks shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that shall have been reasonably requested at least five Business Days prior to the Effective Date and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Bank that has requested, in a written notice to the Company at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Bank of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(j)  The Administrative Agent shall have received an Officers’ Certificate certifying as to compliance with the requirements of Section 7.02(a) and Section 7.02(c).

SECTION 7.02.  Conditions Precedent to All Extensions of Credit.  The obligation of each Bank to make each Loan, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, shall be subject to the fulfillment at or prior to the time of the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit of each of the following further conditions:

(a)  The representations and warranties on the part of the Company contained in this Agreement (other than, after the Effective Date, the representations and warranties set forth in the second sentence of Section 5.01(e), in Section 5.01(f) and in Section 5.01(l)) shall be true and correct in all material respects at and as of the Borrowing Date for such Loan (other than any Refinancing Loan) or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

(b)  Both before and after giving effect to such Loan or such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Company shall be in compliance with the requirements of any applicable covenants pertaining to its incurrence of unsecured indebtedness.

(c)  No Event of Default and no Unmatured Event of Default (other than any Unmatured Event of Default which occurs as a result of a Bank Funding Default) shall have occurred and be continuing on the Borrowing Date for such Loan (other than any Refinancing Loan) or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or would result from the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to be a representation and warranty by the Company on the date of such Borrowing or such issuance, amendment, renewal or extension that each of the conditions contained in this Section 7.02 has been satisfied.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01.  Events of Default.  If any of the following events, acts or occurrences (herein called an “Event of Default”) shall occur and be continuing:

(a)  default, and continuance thereof for three (3) Business Days or, (i) in the case of any default which results from a Bank Funding Default, five (5) Business Days after the Company shall have been advised by the Administrative Agent of such Bank Funding Default and (ii) in the case of any default which results from a failure to pay a Pricing Certificate Inaccuracy Payment by the Certificate Inaccuracy Payment Date, in the payment when due of any amount owing by the Company hereunder or under the Notes in respect of the principal of, or interest on, any Loan or in respect of any Fee or any LC Disbursement; or

(b)  any representation or warranty on the part of the Company contained in this Agreement or in any certificate (other than, for the avoidance of doubt, any KPI Company Statement or any Pricing Certificate), letter or other writing or instrument furnished or delivered to any Bank or the Administrative Agent pursuant hereto or in connection herewith shall at any time prove to have been incorrect in any material respect when made, deemed made or reaffirmed, as the case may be; or

(c)  the Company shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Section 6.02(b), 6.02(c), 6.02(d) or 6.02(e) (other than a default which would not have occurred or would not be continuing if the calculations pursuant to the aforesaid Sections were made without giving effect to changes in United States generally accepted accounting principles which require implementation after the Effective Date); or

(d)  the Company shall default in any material respect in the performance or observance of any other term, covenant, condition or agreement on its part to be performed or observed hereunder (and not constituting an Event of Default under any other clause of this Section 8.01), and such default shall continue unremedied for thirty (30) days after written notice thereof shall have been given to the Company by the Administrative Agent, any Bank or any Issuing Bank; or

(e)  either (i) the Company or any Specified Subsidiary shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any case or proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Specified Subsidiary), or shall file any answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against it in any bankruptcy, insolvency or similar case or proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business, or (ii) corporate action shall be taken by the Company or any Specified Subsidiary for the purpose of effectuating any of the foregoing; or

(f)  involuntary proceedings or an involuntary petition shall be commenced or filed against the Company or any Specified Subsidiary under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of the Company or such Specified Subsidiary (as the case may be) or the appointment of a receiver, trustee, custodian or liquidator for the Company or such Specified Subsidiary (as the case may be) or of a substantial part of the property, assets or business of the Company or such Specified Subsidiary (as the case may be), or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of the Company or any Specified Subsidiary, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be; or

(g)  (i) the Company or any Specified Subsidiary shall default (as principal or guarantor or other surety) in the payment when due (subject to any applicable notice or grace period), whether at stated maturity or otherwise, of any principal of or interest on (howsoever designated) any Indebtedness for borrowed money, whether such Indebtedness now exists or shall hereafter be created, or (ii) an event of default (of the Company or any Specified Subsidiary) as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money of, or guaranteed by, the Company or any Specified Subsidiary, whether such Indebtedness now exists or shall hereafter be created, shall occur and shall permit such Indebtedness to become due and payable prior to its stated maturity or due date; provided that no default under this subsection (g) shall be deemed to exist as a result of a default or event of default (as described in clause (i) or clause (ii) above) in respect of any such Indebtedness (1) which is payable solely out of the property or assets of a partnership, joint venture or similar entity of which the Company or any Specified Subsidiary is a participant (but which is not itself a Specified Subsidiary), or is secured by a mortgage on, or other security interest in, the property or assets owned or held by such entity, in either case without any further recourse to or liability of the Company or any Specified Subsidiary as a participant in such entity, (2)(x) in respect of which the only liability of the Company or any Specified Subsidiary is under a guarantee of obligations under a joint venture agreement in favor of a Person which is, or whose affiliate is, party to such joint venture agreement and (y) owed to lenders which have agreed that they will not have recourse to such guarantee, or (3) if the principal of and interest on such Indebtedness, when added to the principal of and interest on all other such Indebtedness then in default (exclusive of Indebtedness under clauses (1) and (2) above), does not exceed $200,000,000; or

(h)  with respect to any Plan (other than a Multiemployer Plan) as to which the Company or any Related Person to the Company may have any liability, there shall exist an unfunded current liability under the Code which is material to the consolidated financial condition of the Company and its Consolidated Subsidiaries, and (x) steps are undertaken to terminate such Plan or (y) such Plan is terminated or (z) any Reportable Event which presents a material risk of termination with respect to such Plan shall occur;

then, and in any such event (x) if such event relates to the Company and is described in clause (e) or clause (f) of this Section 8.01, (i) the Revolving Credit Commitments shall immediately terminate, and (ii) all sums then owing by the Company hereunder and under the Notes (and, in the event payment is to be made on a day which is not the expiration date of the relevant Interest Period, together with such amounts as will compensate each Bank in such Bank’s sole discretion for any losses incurred by it (or its lending branch or affiliate) in respect of funds borrowed by it or deposited with it for the purpose of making or maintaining its Loans hereunder) shall become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company, and (y) in the case of any other such event, the Administrative Agent shall, at the direction of the Required Banks, at the same or different times, take one or more of the following actions:  (i) declare the Revolving Credit Commitments to be terminated, whereupon the Revolving Credit Commitments shall forthwith terminate, or (ii) declare all sums then owing by the Company hereunder and under the Notes to be forthwith due and payable, whereupon all such sums (and, in the event payment is to be made on a day which is not the expiration date of the relevant Interest Period, together with such amounts as will compensate each Bank in such Bank’s sole discretion for any losses incurred by it (or its lending branch or affiliate) in respect of funds borrowed by it or deposited with it for the purpose of making or maintaining its Loans hereunder) shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company.  Promptly following the making of any such declaration, the Administrative Agent shall give notice thereof to the Company and each Bank, but failure to do so or any delay in so doing shall not impair the effect of such declaration.

ARTICLE IX

THE AGENTS, THE BANKS AND THE ISSUING BANKS

SECTION 9.01.  Appointment and Powers of the Administrative Agent.  Each Bank and Issuing Bank hereby irrevocably designates and appoints the Administrative Agent its agent hereunder and hereby authorizes the Administrative Agent to take such action on its behalf and to exercise such rights, remedies, powers and privileges hereunder as are specifically authorized to be exercised by the Administrative Agent by the terms hereof, together with such rights, remedies, powers and privileges as are reasonably incidental thereto.  The Administrative Agent may execute any of its respective duties as the Administrative Agent hereunder by or through agents or attorneys-in-fact and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to the agency hereby created and its duties hereunder, and shall not be liable for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent, the Syndication Agent and the Documentation Agents shall have no duties or responsibilities to any Bank or Issuing Bank, except those expressly set forth in this Agreement, or any fiduciary relationship with any Bank or Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent, the Syndication

Agent or any Documentation Agent. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Company.

SECTION 9.02.  Exculpatory Provisions.  Neither any Bank, Issuing Bank or Agent, nor any of their respective directors, officers or employees shall be liable for any action taken or omitted to be taken by them hereunder or in connection herewith, except for their own gross negligence or willful misconduct, as determined in a final, non-appealable judgment by a court of competent jurisdiction; nor shall any Bank, Issuing Bank or Agent be responsible in any manner to any Person for the representations, warranties or other statements made by any other Person or for the due execution or delivery, validity, effectiveness, genuineness, value, sufficiency or enforceability against the Company or any other obligor of this Agreement, the Notes or any other document furnished pursuant thereto or in connection herewith.  Neither the Agents nor any of their respective officers shall be under any obligation to any Bank or Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company or any of its Subsidiaries.

SECTION 9.03.  Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, statement, order, electronic communication or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other documents executed and delivered in connection herewith unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall not be liable to any Bank or Issuing Bank for acting, or refraining from acting, under this Agreement or any other documents executed and delivered in connection herewith in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

SECTION 9.04.  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless it has received notice from a Bank or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Banks.  The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as shall be reasonably directed by the Required Banks; provided, however, that unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable in the best interests of the Banks; provided further that the Administrative Agent shall have the right, power and authority to take the affirmative action specified in Section 8.01 only upon the direction of the Required Banks.

SECTION 9.05.  Indemnification.  Each Bank hereby agrees to indemnify and hold harmless each Agent, as an agent hereunder, from and against such Bank’s Proportional Share of any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred or suffered by such

Agent in such capacity as a result of any action taken or omitted to be taken by such Agent in such capacity or otherwise incurred or suffered by, made upon, or assessed against such Agent in such capacity; provided that no Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs or expenses resulting from or attributable to gross negligence or willful misconduct on the part of such Agent or its officers, employees or agents, as determined in a final, non-appealable judgment by a court of competent jurisdiction.  Without limiting the generality of the foregoing, to the extent each Agent is not otherwise reimbursed by the Company pursuant to Section 10.07, each Bank hereby agrees to reimburse such Agent promptly following its demand for such Bank’s Proportional Share of any out-of-pocket expenses (including, without limitation, attorneys’ fees and expenses) incurred by such Agent hereunder.  Each Bank’s obligations under this paragraph shall survive the termination of this Agreement or, if earlier, the termination of the Revolving Credit Commitment of such Bank, and the discharge of the Company’s obligations hereunder.

SECTION 9.06.  Nonreliance on the Agents and Other Banks.  Each Bank expressly acknowledges that neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any such Agent hereafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by such Agent to any Bank.  Each Bank represents to each Agent that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Bank also represents that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company.

SECTION 9.07.  The Agents in Their Individual Capacities.  Each of the Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though such Agent were not an Agent hereunder.  With respect to its Loans made or renewed by it, any Note issued to it and any Letter of Credit issued by it, each Agent shall have the same rights and powers under this Agreement as any Bank or Issuing Bank, as applicable and may exercise the same as though it were not an Agent, and the terms “Bank” and “Banks” shall include each Agent in its individual capacity.

SECTION 9.08.  Excess Payments.  Except for payments made pursuant to Section 2.08, Section 2.12 or Section 2.13, if any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Revolving Credit Loan or its participations in any Letter of Credit in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on Revolving Credit Loans and participations in Letters of Credit then held by them, such Bank shall purchase from the other Banks such participations in the Revolving Credit Loans and subparticipations in Letters of Credit held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that (i) if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Person that is an Eligible Assignee.  The Company agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 9.08 may, to the fullest extent permitted by law, exercise all its rights of payment (including offset) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation.

SECTION 9.09.  Obligations Several.  The obligations of the Banks hereunder are several, and neither any Bank nor the Agents shall be responsible for the obligations of any other Person hereunder, nor will the failure of any Bank to perform any of its obligations hereunder relieve the Administrative Agent or any other Bank from the performance of its respective obligations hereunder.  Nothing contained in this Agreement, and no action taken by the Banks or any Agent pursuant hereto or in connection herewith or pursuant to or in connection with the Notes, shall be deemed to constitute the Banks, together or with the Agents, a partnership, association, joint venture or other entity.

SECTION 9.10.  Resignation by any Agent; Removal of Sustainability Structuring Agent.  (a)  Any Agent may resign as such at any time upon at least 30 days’ prior notice to the Company, the other Agents, the Banks and the Issuing Banks.  In the event of such resignation by the Administrative Agent, the Required Banks (with the consent of the Company (which shall not be unreasonably withheld) in the event that there then does not exist an Event of Default or Unmatured Event of Default), shall as promptly as practicable appoint a successor Administrative Agent.

(b)  If the Person serving as the Administrative Agent (i) is a Defaulting Bank, the Company may, or (ii) is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Required Banks may, in each case, to the extent permitted by applicable law, by notice in writing to such Person (and to the Company, if such removal is by the Required Banks) remove such Person as the Administrative Agent. In such event, the Required Banks (with the consent of the Company (which shall not be unreasonably withheld) in the event that there then does not exist an Event of Default or Unmatured Event of Default) shall as promptly as practicable thereafter appoint a successor Administrative Agent.

(c)  The Company may remove any Sustainability Structuring Agent at any time by giving to such Sustainability Structuring Agent (with a copy to the Administrative Agent) 30 days’ prior written notice of removal. Within 30 days after giving the foregoing notice of removal to a Sustainability Structuring Agent, the Company shall appoint a successor Sustainability Structuring Agent (which successor Sustainability Structuring Agent shall be a Bank or an affiliate of a Bank; provided that no Bank shall have any obligation to accept an appointment to act as a successor Sustainability Structuring Agent) and give such notice to the Administrative Agent. Notwithstanding the foregoing, the Company shall have no obligation to appoint a successor Sustainability Structuring Agent so long as there is at least one Sustainability Structuring Agent under this Agreement. In the event that there is only one Sustainability Structuring Agent under this Agreement, each reference in this Agreement to “the Sustainability Structuring Agents” and “any Sustainability Structuring Agent” shall be deemed to be a reference to “the Sustainability Structuring Agent”.

SECTION 9.11.  Titles.  The Documentation Agents and the Syndication Agent, in their capacities as such, shall have no rights, powers, duties, liabilities, fiduciary relationships or obligations under this Agreement.

SECTION 9.12.  ERISA Representations by the Banks.  (a)  Each Bank represents and warrants, as of the date such Person became a Bank party hereto, to, and from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agents and the Joint Lead Arrangers and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i)  such Bank is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Credit Commitments,

(ii)  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement,

(iii)  (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b)          In addition, unless sub-clause (i) in paragraph (a) of this Section 9.12 is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in paragraph (a) of this Section 9.12, such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agents and the Joint Lead Arrangers and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that:

(i)  none of the Agents or Joint Lead Arrangers or any of their respective affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by any Agent under this Agreement or any documents related to hereto or thereto),

(ii)  the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)  the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,

(iv)  the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)  no fee or other compensation is being paid directly to any Agent or Joint Lead Arranger or any of their respective affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Revolving Credit Commitments or this Agreement.

(c)          The Agents and the Joint Lead Arrangers hereby inform the Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Revolving Credit Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolving Credit Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 9.13.  Acknowledgment of Banks.

(a)  Each Bank and each Issuing Bank represents and warrants that (i) this Agreement sets forth the terms of a commercial lending facility, (ii) in participating as a Bank, it is engaged in making, acquiring or holding commercial loans  and in providing other facilities set forth herein as may be applicable to such Bank or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Company, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Bank and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, the Syndication Agent, any Documentation Agent, any Sustainability Structuring Agent or any other Bank or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Bank and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent, either Sustainability Structuring Agent or any other Bank or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.  Each Bank and each Issuing Bank also acknowledges and agrees that none of the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent, any Sustainability Structuring Agent acting in such capacities have made any assurances as to (i) whether the Facility meets such Bank’s or Issuing Bank’s criteria or expectations with regard to environmental impact and sustainability performance, (ii) whether any characteristics of the Facility, including the characteristics of the relevant key performance indicators to which the Company will link a potential margin step-up or step-down, including their environmental and sustainability criteria, meet any industry standards for sustainability-linked credit facilities and (b) each Bank and Issuing Bank has performed its own independent investigation and analysis of the Facility and whether the Facility meets its own criteria or expectations with regard to environmental impact and/or sustainability performance.

(b)  Each Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Acceptance pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Banks on the Effective Date.

(c)  (i)   Each Bank and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Bank or such Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Bank or such Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank or Issuing Bank (whether or not known to such Bank or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Bank or Issuing Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Bank or Issuing Bank under this Section 9.13(c) shall be conclusive, absent manifest error.

(ii)  Each Bank and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Bank and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank or such Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank or such Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)  The Company hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Bank or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company.

(iv)  Each party’s obligations under this Section 9.13(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under this Agreement or any Revolving Credit Note.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.  No Waiver; Modifications in Writing.  No failure or delay on the part of the Administrative Agent, any other Agent, any Bank or any Issuing Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Administrative Agent, any other Agent, any Bank or any Issuing Bank at law, in equity or otherwise.  Each request by the Company for any amendment, modification, supplement, termination or waiver of or to any provision of this Agreement shall be directed to the Administrative Agent, and no such amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Company and by or on behalf of the Administrative Agent and the Required Banks; provided, however, that no such amendment, modification, supplement, termination, waiver or consent, as the case may be, which has the effect of (w) altering the pro rata sharing of payments required by, or pro rata funding requirements of, Section 2.09 or Section 9.08, (x) reducing the rate or amount, or extending the stated maturity or due date, of any sum payable by the Company to any Bank hereunder or under such Bank’s Notes (it being understood and agreed that no amendment or modification to the definitions of the 2019 Baseline GHG Emissions, KPI Metric, the Threshold A, the Target A or to Section 2.15 nor a KPI Amendment shall constitute a reduction in the rate of interest or in the rate at which fees accrue for purposes of this clause (x)) or (y) except as provided in Section 2.08(e)(ii), Section 2.12(c)(i), Section 2.13(i) and Section 10.06(c), increasing the amount, or extending the stated expiration or termination date, of any Bank’s Revolving Credit Commitment hereunder, or (z) changing this Section 10.01, Section 10.06 or Section 10.07 or the definitions of the terms “Allocable Share”, “Applicable Facility Fee Percentage”, “Applicable Margin”, “Event of Default”, “Proportional Share”, “Required Banks”, “Revolving Credit Commitment”, “Total Commitment” and “Unmatured Event of Default”, or changing the designation of the “Required Banks” as the Banks entitled to direct the Administrative Agent pursuant to Section 8.01 shall be effective unless the same shall be signed by or on behalf of each Bank which is directly affected thereby; provided further that (i) no such amendment, modification, supplement, termination, waiver or consent, as the case may be, which has the effect of (x) increasing the duties or obligations of any Agent or any Issuing Bank hereunder, (y) increasing the standard of care or performance required on the part of any Agent or Issuing Bank hereunder, or (z) reducing or eliminating the indemnities or immunities to which any Agent or Issuing Bank is entitled hereunder (including, without limitation, any amendment or modification of this Section 10.01) shall be effective unless the same shall be signed by or on behalf of the Agent or Issuing Bank affected thereby, as the case may be and (ii) notwithstanding anything to the contrary in this Section 10.01, this Agreement may be amended as provided in Section 3.03(b) and Section 2.15(g).  Any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

SECTION 10.02.  Confidentiality.  (a)  Each Bank and Issuing Bank shall maintain in confidence and not publish, disseminate or disclose in any manner or to any Person and shall not use (x) any material, nonpublic information relating to the Company and its Subsidiaries or (y) any technical, nonfinancial information, data or know-how which is identified in writing as confidential by the Company, in either case which may be furnished pursuant to this Agreement, including any such information which may be furnished pursuant to Article VI (hereinafter collectively called “Confidential Information”), in each case, other than as permitted by the Company in writing and subject to each Bank’s and Issuing Bank’s (A) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (B) right to disclose any such Confidential Information to (i) bank examiners (and other regulatory authorities having jurisdiction over it or its affiliates), (ii) its affiliates, auditors, counsel, other professional advisors, brokers, insurers and reinsurers, other Banks, and other banks or other entities in connection with an offer by such Bank to sell a Participation to such other bank or other entity or to make an assignment pursuant to Section 10.06(c) or (iii) market data collectors, similar service providers to the lending industry, and service providers to such Bank in connection with the administration and management of this Agreement, (C) right to use any such Confidential Information in connection with the transactions set forth herein, and (D) right to disclose any such Confidential Information in connection with (i) any litigation or dispute involving the Banks or the Issuing Banks and the Company or any of its Subsidiaries or (ii) any transfer or other disposition by such Bank of any of its loans or other extensions of credit to the Company or any of the Company’s Subsidiaries; provided, however, that Confidential Information disclosed pursuant to clause (B)(ii), (B)(iii) or (D)(ii) of this sentence shall be so disclosed subject to such procedures as are reasonably calculated to maintain the confidentiality thereof; and provided further that Confidential Information disclosed pursuant to applicable laws, regulations, subpoenas or other legal process shall be so disclosed subject to such confidentiality provisions, if any, as may be provided under applicable law.  The Banks and the Issuing Banks agree, to the extent permitted by applicable law, to use their best efforts promptly to notify the Company in writing of each order, subpoena or other legal process providing for the disclosure and/or production of Confidential Information and shall, to the extent permitted by applicable law, use their best efforts promptly to supply the Company with a copy of such order, subpoena or other legal process, in order that the Company may intervene in the relevant administrative or legal proceeding or take other appropriate legal action to protect the confidentiality of such Confidential Information.  Notwithstanding the foregoing provisions of this Section 10.02, (i) the foregoing obligation of confidentiality shall not apply to any such Confidential Information that was known to such Bank or Issuing Bank or any of their affiliates prior to the time it received such Confidential Information from the Company or its Subsidiaries pursuant to this Agreement, other than as a result of the disclosure thereof by a Person who, to the knowledge or reasonable belief of such Bank or Issuing Bank, was prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or law, and (ii) the foregoing obligation of confidentiality shall not apply to any such Confidential Information that becomes part of the public domain independently of any act of such Bank or Issuing Bank not permitted hereunder (through publication, the issuance of a patent disclosing such information or otherwise) or when identical or substantially similar information is received by such Bank or Issuing Bank without restriction as to its disclosure or use, from a Person who, to the knowledge or reasonable belief of such Bank or Issuing Bank, was not prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or law.  The obligations of each Bank and Issuing Bank under this Section 10.02 shall survive the termination of this Agreement or, if earlier, the termination of the Revolving Credit Commitment of such Bank or the replacement of such Issuing Bank.  For the avoidance of doubt, nothing in this section shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Governmental Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Governmental Authority.

(b)  Each Bank acknowledges that information furnished to it pursuant to this Agreement may include material non‑public information concerning the Company and its Subsidiaries or the Company’s or its Subsidiaries’ securities, and it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.  In addition, all information, including requests for waivers and amendments, furnished by the Company or any Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Company and its Subsidiaries or the Company’s or its Subsidiaries’ securities.  Each Bank hereby advises the Company and the Agents that (i) it has developed compliance procedures regarding the use of material non‑public information and that it will handle material non‑public information concerning the Company and its Subsidiaries or the Company’s or its Subsidiaries’ securities in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive material non‑public information concerning the Company and its Subsidiaries or the Company’s or its Subsidiaries’ securities in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

SECTION 10.03.  Notices, etc.  (a)  Except where telephonic instructions or notices are authorized herein to be given, and except as provided in Section 10.03(c), all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and (except for financial statements and other documents to be furnished pursuant to Article VI (with the exception of notices of the occurrence of an Event of Default or an Unmatured Event of Default which is continuing), which, if sent by mail, may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by facsimile or e-mail, and shall be deemed to be given for purposes of this Agreement (i) on the day that such writing is delivered or sent by facsimile to the intended recipient thereof in accordance with the provisions of this Section 10.03 (except that, in the case of facsimile, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient) and (ii) in the case of e-mail, except as provided in Section 10.03(c), upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 10.03, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or e-mail addresses) indicated on Schedule II hereto, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on such Schedule. Any notice delivered by e-mail shall be accompanied by copy of such notice delivered by mail or by facsimile (provided that failure to deliver such copy shall not invalidate the giving of such notice).

(b)  Anything herein to the contrary notwithstanding, notices from the Company pursuant to Sections 2.01, 2.03, 2.06, 2.08, 2.12, 2.13, 2.14, 4.01 and 4.02 shall be effective, for the purposes of this Agreement, only when actually received by all Persons to whom such notices are required to be sent or given.

(c)  Notices and other communications to the Banks or Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or III unless otherwise agreed by the Administrative Agent and the applicable Bank.  Each Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)  Any party hereto may change its address, e-mail address or fax number for notices, demands, instructions and other communications hereunder by notice to the other parties hereto or, in the case of any Bank, the Company and the Administrative Agent.

(e)  The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communication (as defined below) by posting such Communication on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available”.  None of the Administrative Agent or any of its affiliates warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its affiliates in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its affiliates have any liability to the Company, any Bank, any Issuing Bank or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of transmission of Communications through the Platform.  For purposes of this paragraph, “Communications” means, collectively, any notice, demand, instruction, other communication, information, document or other material provided by or on behalf of the Company or the Administrative Agent pursuant hereto or the transactions contemplated hereby.  Notwithstanding the foregoing, in the event that the Platform is unavailable for any reason, the Administrative Agent will provide Communications as provided in Section 10.03(a) promptly after learning of the Platform’s unavailability; and, in such event, any applicable notice period with respect to such Communication will begin to run only when given pursuant to Section 10.03(a).

SECTION 10.04.  Costs, Expenses and Other Taxes.  The Company agrees to pay all reasonable out-of-pocket costs and expenses of the Agents and the Joint Lead Arrangers in connection with the arrangement of the credit facility provided for herein and the negotiation, preparation, printing, reproduction, execution and delivery of this Agreement, the Notes, any amendments or modifications of (or supplements to) any of the foregoing and any and all other documents furnished in connection with the execution and delivery of this Agreement, including the reasonable fees and out-of-pocket expenses of outside counsel to the Agents and the Joint Lead Arrangers relative thereto (limited, however, to such fees and expenses of only one outside counsel who shall represent the Agents and the Joint Lead Arrangers), and all costs and expenses (whether of any of the Agents, the Joint Lead Arrangers, the Banks, the Issuing Banks or otherwise and including, without limitation, attorneys’ fees and expenses), if any, in connection with the enforcement of this Agreement, the Notes or any other agreement furnished pursuant hereto or in connection herewith.  The Company further agrees to pay to each Issuing Bank all out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.   The Company shall timely pay Other Taxes to the relevant governmental authority in accordance with applicable law. If any action, suit or proceeding arising from any of the foregoing is brought against any Agent, any Bank, any Issuing Bank or any other Person indemnified or intended to be indemnified pursuant to this Section 10.04, the Company, to the extent and in the manner directed by the Person or Persons indemnified or intended to be indemnified, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Company (which counsel shall be satisfactory to the Person or Persons indemnified or intended to be indemnified).  If the Company shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of the Company contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose.  Any and all amounts so expended by the Administrative Agent shall be repayable to it by the Company immediately upon the Administrative Agent’s demand therefor, with interest at a rate per annum (computed on the basis of a year consisting of 365 or, when appropriate, 366 days) equal to the sum of (i) the Alternate Base Rate in effect from time to time during the period from and including the date so expended by the Administrative Agent to the date of repayment, plus (ii) two percent (2%) per annum.  The obligations of the Company under this Section 10.04 shall survive the termination of this Agreement and the discharge of the Company’s other obligations hereunder.

SECTION 10.05.  Confirmations.  The Company and each Bank agree from time to time, upon written request received by one from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans of such Bank then outstanding hereunder or under any Note or Notes held by it, and each such Bank agrees from time to time, upon written request received by it from the Company, to make any Note or Notes held by it (including the schedule attached thereto) available for reasonable inspection by the Company at the office of such Bank.

SECTION 10.06.  Successors and Assigns; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Agents, the Issuing Banks (including any affiliate of any Issuing Bank that issues any Letter of Credit) and their respective successors and permitted assigns; provided, however, that any assignment or transfer by a Bank of any or all of its rights hereunder shall not materially increase the amount which would have been payable to the Bank making such assignment or transfer by the Company under this Agreement and the Notes in the absence of such assignment or transfer; and provided further that except in accordance with the provisions of Section 6.02(a), the Company may not assign its rights or obligations hereunder or in connection herewith or any interest herein without the prior written consent of all of the Banks.  This Agreement shall not be construed so as to confer any right or benefit upon any Person, other than the parties to this Agreement, each of their respective successors and permitted assigns, the Syndication Agent, the Documentation

Agents, the Joint Lead Arrangers and the other Indemnitees and, to the extent set forth in Section 10.06(b), the Participants.

(b)  Any Bank may without the consent of the Company sell participations to one or more banks or other entities that, in the ordinary course of their business, regularly extend credit of the types and in the amounts extended by Banks under this Agreement (such banks and other entities hereinafter referred to, collectively, as “Participants”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment and the Loan or Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Participants shall be entitled to the cost protection provisions contained in Section 2.08, Section 2.12, and Section 3.04 (provided that no Participant shall be entitled to receive any greater amount pursuant to such provisions than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred and provided further that, such Participant shall have fully complied with the provisions of Section 10.06(g) and the requirements and limitations set forth in Section 2.12), (iv) the Company, the Agents, the Issuing Banks and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and in connection with the cost protection provisions of this Agreement to which any Participant is entitled pursuant to this Section 10.06(b), (v) such Bank shall retain the sole right and responsibility to enforce the obligations of the Company relating to the Loans, (vi) such Bank shall not, except with respect only to changes in the amount of the Revolving Credit Commitment of such Bank, or the principal amount of its Loans outstanding or amounts owed to it in respect of LC Disbursements or the Interest Rate or Interest Period with respect thereto, or the amount of any fees payable to it hereunder or extension of the Maturity Date, enter into any agreement with any Participant that would require the consent of such Participant with respect to the exercise by such Bank of its voting rights under this Agreement, and (vii) each such sale shall be made in the ordinary course of such Bank’s commercial banking business and in compliance with all applicable laws.  Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Loans, Letters of Credit, Notes or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Credit Commitment, Loan, Letter of Credit, Note or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or any other applicable or successor regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)  Any Bank may assign, with the prior written consent of the Company, the Administrative Agent and each Issuing Bank (which consent, in each case, shall not unreasonably be withheld) and after using reasonable efforts to identify an Eligible Assignee reasonably acceptable to the Company, to one or more Eligible Assignees, or without the consent of the Company or the Administrative Agent but with the consent of each Issuing Bank (which consent shall not unreasonably be withheld) to one or more Banks, all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment and the same portion of the applicable Loan or Loans at the time owing to it and any applicable Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank’s rights and obligations under this Agreement, the Loan or Loans at the time owing to such assigning Bank and any Note or Notes held by it, (ii) except in the case of an assignment of a Bank’s entire interest hereunder, the amount of the Revolving Credit Commitment of the assigning Bank which it retains shall be in a principal amount of not less than $15,000,000 and the amount of such Revolving Credit Commitment which it assigns (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be an integral multiple of $5,000,000; provided, however, that no assignment may be made that, taken together with any simultaneous assignments, would result in any Bank having a Revolving Credit Commitment which is less than $15,000,000, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance with respect to such assignment, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 (except that such fee shall not be payable if the Eligible Assignee is an affiliate of the assignor Bank), (iv) each such assignment shall be made in the ordinary course of the assigning Bank’s commercial banking business and in compliance with all applicable laws, (v) no such assignment shall be effective unless the Eligible Assignee to which such assignment is made has fully complied with the provisions of Section 10.06(g), (vi) the Company shall have received a copy of the Assignment and Acceptance signed by the parties thereto and (vii) the consent of an Issuing Bank shall not be required if (x) an Event of Default has occurred with respect to the Company under Section 8.01(e) or 8.01(f) and (y) such Issuing Bank has no outstanding Letters of Credit at such time.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (x) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, (y) the assignor Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released (except as provided in Section 2.12(b), Section 10.02 and Section 10.07) from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 2.08, Section 2.12, Section 10.04 and Section 10.07), and (z) Schedule I and Schedule II shall be deemed amended to reflect the assignment pursuant to this Section 10.06(c) and the decrease in the Revolving Credit Commitment of the assignor Bank.  Each assignee of an interest under this Agreement and any Note shall take such interest subject to any request made, waiver or consent given or other action taken hereunder prior to the effective date of the Assignment and Acceptance related to such assignment, and, until the effective date of such Assignment and Acceptance, the Administrative Agent, the Issuing Banks and the Company shall be entitled conclusively to assume that no assignment of any interest under this Agreement and any Note has been made by any Bank or any assignee.  Notwithstanding any other provision of this Section 10.06, any Bank may at any time assign all or any portion of its rights under this Agreement and any Note or Notes held by it to a Federal Reserve Bank or other central bank authority; provided that no such assignment shall release a Bank from any of its obligations hereunder.

(d)  By executing and delivering an Assignment and Acceptance, the assignor Bank and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) the assignor Bank represents and warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) such assignor Bank makes no representation or warranty, and assumes no responsibility with respect to any statements, warranties or representations made by the Company in or in connection with this Agreement or with the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, (iii) such assignor Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of its obligations under this Agreement or any other instrument or document furnished pursuant hereto, (iv) such Eligible Assignee confirms that it has received a copy of this Agreement together with copies of the financial statements and other documents referred to in Section 5.01(e), Section 6.01(a)(i), Section 6.01(a)(ii) and Section 6.01(a)(v) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (v) such Eligible Assignee will, independently and without reliance upon any Agent, such assignor Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such Eligible Assignee appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto, (vii) such Eligible Assignee agrees that it will perform all of the obligations, in accordance with the terms thereof, of the assignor Bank under this Agreement which are assumed by such Eligible Assignee under such Assignment and Acceptance and (viii) such Eligible Assignee confirms that it is an Eligible Assignee.

(e)  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at its address listed on Schedule II a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks and the Revolving Credit Commitment of, and principal amount (and stated interest) of the Loans owing to, each Bank from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agents, the Banks and the Issuing Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company, any Bank or any Issuing Bank at any reasonable time and from time to time upon reasonable prior notice.

(f)  Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an Eligible Assignee, together with any Note or Notes subject to such assignment and the written consent of the Company to such assignment, if required hereunder, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in the form of Exhibit F (or as agreed upon by the Company and the Administrative Agent), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, (iii) give prompt notice thereof to the Company, and (iv) deliver a copy of such Assignment and Acceptance to the Company.  Within five Business Days after receipt of such Assignment and Acceptance, the Company, at its own expense, shall execute and deliver to the Administrative Agent in exchange for any surrendered Note or Notes a new Note or Notes to such Eligible Assignee in an amount equal to its portion of the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained any Revolving Credit Commitment hereunder, a new Note or Notes to the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A.  Any Notes surrendered by the assigning Bank shall be marked “canceled” and returned by the Administrative Agent or the assigning Bank to the Company.

(g)  If, pursuant to this Section 10.06, any interest in this Agreement, any Loan or any Note is transferred to any Participant (a “Transferee”) that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code), the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loans,

(ii) to furnish to the transferor Bank in duplicate, for each taxable year of such Transferee during which interest arising under or in connection with this Agreement is received, and before payment by the Company of any such interest during such year (or at any other time as required under United States income tax law), a properly completed and executed copy of either Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or Internal Revenue Service Form W-8ECI and any additional form (or such other form) as is necessary to claim complete exemption from or reduction in United States withholding taxes (wherein such Transferee claims entitlement to complete exemption from or reduction in United States withholding taxes on all payments hereunder), (iii) to agree (for the benefit of the transferor Bank, the Administrative Agent and the Company) to provide to the transferor Bank a new Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or Internal Revenue Service Form W-8ECI and any such additional form (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption, and (iv) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative Agent and the Company) that the form or forms so filed will be true and complete.  If a Transferee is a “United States person” (within the meaning of Section 7701(a)(30) of the Code), the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to furnish to the transferor Bank in duplicate, for each taxable year of such Transferee during which interest arising under or in connection with this Agreement is received, and before payment by the Company of any such interest during such year (or at any other time as required under United States income tax law), a properly completed and executed copy of Internal Revenue Service Form W-9 establishing an exemption from United States backup withholding, (ii) to agree (for the benefit of the transferor Bank, the Administrative Agent and the Company) to provide to the transferor Bank a new Internal Revenue Service Form W-9 and any such additional form (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such backup withholding tax exemption, and (iii) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative Agent and the Company) that the form or forms so filed will be true and complete.

SECTION 10.07.  Indemnification.

(a)  In consideration of the execution and delivery of this Agreement by the Banks and the Issuing Banks and the agreement to extend and maintain the credit provided hereunder, the Company hereby agrees to indemnify, exonerate and hold each of the Banks, the Agents, the Joint Lead Arrangers, the Issuing Banks, their respective affiliates and each of the officers, directors, employees and agents of each of the Banks, the Agents, the Joint Lead Arrangers, the Issuing Banks and such affiliates (herein collectively called the “Indemnitees” and individually called an “Indemnitee”), free and harmless from and against any and all actions, claims, causes of action, suits, losses, liabilities, damages and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, but excluding the allocated cost of internal counsel, representing all of the Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnities, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Company of the existence of such conflict and thereafter retains its own counsel, those of another firm of counsel for each such affected Indemnitee and, if necessary, of a single local counsel in each appropriate jurisdiction))) (herein collectively called the “Indemnified Liabilities”), which may be incurred by or asserted against the

Indemnitees or any Indemnitee as a result of, or arising out of, or relating to, or in connection with, any investigation, litigation or proceeding (whether brought by a third party or by the Company or any of its affiliates, it being understood that nothing herein shall relieve any Bank of liability for a breach of its agreements contained herein) related to this Agreement, including (i) any use made or proposed to be made by the Company of the proceeds of any Loan or any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (ii) the consummation of the transactions contemplated by any such use or proposed use, (iii) any untrue statement or alleged untrue statement of any material fact made by the Company in connection therewith, or (iv) the omission or alleged omission by the Company to state in connection therewith a material fact required to be so stated or necessary to make the statements made, in light of the circumstances under which they were made, not misleading, whether or not any such Indemnitee is a party thereto, and, to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law; provided, however, that there shall be no right to indemnification or contribution under this Section 10.07 for Indemnified Liabilities based upon or arising out of actions or omissions by any Bank or Issuing Bank in a capacity other than that of a lender to the Company or an issuer of letters of credit for the account of the Company, by any Agent in its capacity other than that as agent for the Banks and the Issuing Banks hereunder or by any Joint Lead Arranger other than in its capacity as a joint lead arranger hereunder.  Each Indemnitee will use its best efforts to promptly notify the Company of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 10.07.  If any action, suit or proceeding arising from any of the foregoing is brought against any Agent, Bank or Issuing Bank or any other Person indemnified or intended to be indemnified pursuant to this Section 10.07, the Company, to the extent and in the manner directed by the Person or Persons indemnified or intended to be indemnified, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Company (which counsel shall be reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified).  Each Indemnitee will cooperate in the defense of any such action, suit or proceeding.  If the Company shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of the Company contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose.  Any and all amounts so expended by the Administrative Agent shall be repayable to it by the Company immediately upon the Administrative Agent’s demand therefor, with interest at a rate per annum (computed on the basis of a year consisting of 365 or, when appropriate, 366 days) equal to the sum of (i) the Alternate Base Rate in effect from time to time during the period from and including the date so expended by the Administrative Agent to the date of repayment, plus (ii) two percent (2%) per annum.  The Company shall have no obligation to any Indemnitee under this Section 10.07 to the extent that Indemnified Liabilities result from (x) gross negligence or willful misconduct on the part of such Indemnitee, as determined in a final, non-appealable judgment by a court of competent jurisdiction, (y) such Indemnitee’s material breach (or the material breach by any of such Indemnitee’s controlled affiliates and controlling persons and its or their respective directors, officers, employees, agents advisors and other representatives thereof directly involved in the transactions contemplated by this Agreement and, in the case of agents, advisors and other representatives, only to the extent acting on behalf or at the instruction of such Indemnitee or its controlled affiliates or controlling persons) of its obligations under this Agreement as determined in a final, non-appealable judgment by a court of competent jurisdiction and (z) disputes solely among the Indemnitees not arising from or in connection with any act or omission by the Company or any of its affiliates (other than any claim, litigation, arbitration, investigation or proceeding against the Administrative Agent or any Joint Lead Arranger, in each case, in its capacity or in fulfilling its role as such).  The obligations of the Company under this Section 10.07 shall survive the termination of this Agreement and the discharge of the Company’s other obligations hereunder.  The obligations of each Bank and Issuing Bank (and of each other Indemnitee with respect to such Bank or Issuing Bank) under this Section 10.07 shall survive the termination of this Agreement or, if earlier, the termination of the Revolving Credit Commitment of such Bank or the replacement of such Bank or Issuing Bank. This Section 10.07 shall not apply with respect to Taxes (other than Taxes that represent Indemnified Liabilities arising from a non-Tax claim), which shall be governed solely by Sections 2.08, 2.12 and 10.04.

(b)  To the extent permitted by applicable law (i)   the Company shall not assert, and the Company hereby waives, any claim against the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent, either Sustainability Structuring Agent, any Issuing Bank and any Bank, and any Related Party of any of the foregoing Persons (each such Person being called a “Bank-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii)   no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.07(b) shall relieve the Company of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.07(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

SECTION 10.08.  Replacement of Banks.  If any Bank or Issuing Bank shall fail to execute and deliver any amendment, consent or waiver to this Agreement requested by the Company (i) that under Section 10.01 requires the consent of all Banks and (ii) with respect to which the Required Banks shall have granted their consent by the date specified by the Company (each such Bank or Issuing Bank being called a “Non-Consenting Bank”), then, notwithstanding any other provision of this Agreement to the contrary, the Company shall have the right to take any of the actions set forth in Section 2.13 with respect to such Non-Consenting Bank.

SECTION 10.09.  USA Patriot Act.  Each Bank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the USA Patriot Act.

SECTION 10.10.  Headings.  Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

SECTION 10.11.  Circumstances Requiring Consultation.  In the event that (i) additional amounts have become payable to an Affected Bank as a result of the occurrence of circumstances referred to in Section 2.08 or (ii) additional amounts have become payable to any Bank or any Participant pursuant to Section 2.12, then, and in any such event, such Affected Bank, Bank or Participant, as the case may be, shall promptly consult with the Administrative Agent and the Company in order to endeavor, and such Affected Bank, Bank or Participant, as the case may be, shall use its best efforts, to take such action as, in the good faith judgment of such Affected Bank, Bank or Participant, is then reasonable and practicable under the circumstances (including, without limitation, changing the location of its lending office or participating office, as the case may be, in order to move the situs of such Affected Bank’s or Bank’s Loans or such Participant’s participation to another jurisdiction, if possible without material liability, cost or expense to such Affected Bank, Bank or Participant and without material reduction to such Affected Bank or Bank of any amount otherwise receivable by such Affected Bank or Bank under this Agreement and such Affected Bank’s or Bank’s Notes or receivable by such Participant under its participation), to mitigate or eliminate the effect of such event.  In addition, in the event that (i) any Bank or Participant shall, as a result of reserves maintained by such Bank or Participant with any Federal Reserve Bank of the United States in connection with any of the Loans or participations, be entitled to receive, and receive, amounts from such Federal Reserve Bank (in the form of interest or otherwise) in respect of such reserves, or (ii) any Bank or Participant shall receive any similar (or other) benefit as a result of actions taken by such Bank or Participant with respect to any Capital Adequacy or Liquidity Rule, then, and in any such event, to the extent such Bank or Participant shall have received compensation under Section 2.08 in connection with such reserves or Capital Adequacy or Liquidity Rule, such Bank or Participant shall promptly consult with the Administrative Agent and the Company in order to endeavor, and such Bank or Participant shall use its best efforts, to take such action as, in the good faith judgment of such Bank or Participant, is then reasonable and practicable under the circumstances, to give the benefit of such amounts or benefits to the Company.

SECTION 10.12.  Execution in Counterparts; Integration.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any Note shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Bank, any Electronic Signature  shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, the Company hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks and the Company, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Banks may, at its option, create one or more copies of this Agreement in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement based solely on the lack of paper original copies of this Agreement including with respect to any signature pages thereto and (D) waives any claim against any Bank-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Bank’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

This Agreement and the Notes constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (other than provisions of any commitment letter or fee letter entered into in connection with the credit facility established hereunder that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).

SECTION 10.13.  Governing Law.  THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 10.14.  CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY (AND ANY SUCH CLAIMS, CROSS-CLAIMS OR THIRD-PARTY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT OR ANY OF IS RELATED PARTIES MAY ONLY) BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE.  THE COMPANY IRREVOCABLY AGREES THAT ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH ON SCHEDULE II HERETO OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT HERETO, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE COMPANY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  EACH OF THE COMPANY, THE AGENTS, THE BANKS AND THE ISSUING BANKS IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH JURISDICTION.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR LIMIT THE RIGHT OF ANY AGENT, ANY BANK OR ISSUING BANK TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURT OF ANY OTHER COMPETENT JURISDICTION.

SECTION 10.15.  Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.16.  [Reserved].

SECTION 10.17.  Maximum Interest.  Nothing contained in this Agreement shall be deemed to establish or require the payment of interest at a rate in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid to any of the Banks under this Agreement exceeds the maximum rate permitted by applicable law, the rate of interest required to be paid to such Banks hereunder shall be automatically reduced to the maximum rate permitted by applicable law.

SECTION 10.18.  No Fiduciary Relationship, etc.

(a)  The Company, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, its Subsidiaries and their Affiliates, on the one hand, and the Agents, the Joint Lead Arrangers, the Banks, the Issuing Banks (collectively, the “Credit Parties”) and their affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Credit Party or its affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. Additionally, the Company acknowledges and agrees that no Credit Party is advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein, and the Credit Parties shall have no responsibility or liability to the Company with respect thereto.

(b)  The Company further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company and other companies with which the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)  In addition, the Company acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Company by virtue of the transactions contemplated hereunder or its other relationships with the Company in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Company also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated hereunder, or to furnish to the Company, confidential information obtained from other companies.

SECTION 10.19.  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in the Agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.20.  Amendment and Restatement.  (a)  This Agreement shall not extinguish the Loans or any other obligations outstanding under the Existing Credit Agreement.  Nothing herein contained shall be construed as a substitution or novation of the Loans or any other obligations outstanding, if any, under the Existing Credit Agreement, which shall remain outstanding after the Effective Date as modified hereby.  Notwithstanding any provision of this Agreement, the provisions of Sections 2.08, 2.12 and 10.07 of the Existing Credit Agreement as in effect immediately prior to the Effective Date will continue to be effective as to all matters arising out of or in any way related to facts or events existing or occurring prior to the Effective Date.

(b)  The Existing Credit Agreement is, and the obligations of the Company thereunder are, hereby ratified and confirmed and shall remain in full force and effect according to its terms (as amended hereby).  The Company acknowledges and confirms that as of the date hereof the Company’s obligation to repay the outstanding principal amount of the Loans, if any, and reimburse each Issuing Bank for any drawing on a Letter of Credit outstanding on the date hereof, if any, is unconditional and not subject to any offsets, defenses or counterclaims.  Each party hereto acknowledges and confirms that by entering into this Agreement, each party does not waive or release any term or condition of the Existing Credit Agreement or any of their rights or remedies under such agreement or applicable Law or any of the obligations of such party thereunder, except as expressly set forth herein.

(c)  On and after the Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to the Existing Credit Agreement as modified by this Agreement.

(d)  On the Effective Date, to the extent required to give effect to the changes to the Revolving Credit Commitments of the Banks as set forth on Schedule I relative to the Revolving Credit Commitments of the Banks under the Existing Credit Agreement (the Banks thereunder, the “Existing Banks”), the Banks shall (i) be deemed to have purchased at par from the Existing Banks such portion of the Existing Banks’ respective Revolving Credit Commitments (and any Revolving Credit Loans and participations in Letters of Credit which are then outstanding with respect thereto) and (ii) as required to give effect to the foregoing, make such payments (in respect of all accrued and unpaid principal, interest, fees and any other amounts due under the Existing Credit Agreement as of such date) on the Effective Date to the Administrative Agent for the account of the Existing Banks as the Administrative Agent shall notify to the Banks. For the avoidance of doubt, the Existing Banks shall continue to receive the benefits of any indemnity provisions set forth in Sections 2.08, 2.12, 10.02, 10.04 and 10.07 of the Existing Credit Agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OCCIDENTAL PETROLEUM CORPORATION,

By	/s/ Jaime Casas
	Name:	Jaime Casas
	Title:	Vice President and Treasurer

[Signature Page to Third Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., in its individual capacity as a Bank, an Issuing Bank and as Administrative Agent,

By	/s/ Justin Carter
	Name:	Justin Carter
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

HSBC SECURITIES (USA) INC., in its individual capacity as a Sustainability Structuring Agent,

By	/s/ Balaji Rajgopal
	Name:	Balaji Rajgopal
	Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

TD SECURITIES (USA) LLC, in its individual capacity as a Sustainability Structuring Agent,

By	/s/ Lionel Baptista
	Name:	Lionel Baptista
	Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., in its individual capacity, as a Bank and an Issuing Bank,

By	/s/ Alia Qaddumi
	Name:	Alia Qaddumi
	Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

CITIBANK, N.A., in its individual capacity, as a Bank and an Issuing Bank,

By	/s/ Maureen Maroney
	Name:	Maureen Maroney
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, in its individual capacity, as a Bank and an Issuing Bank,

By	/s/ Balaji Rajgopal
	Name:	Balaji Rajgopal
	Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

MUFG Bank, Ltd., in its individual capacity, as a Bank and Issuing Bank

By	/s/ Anastasiya Bykov
	Name:	Anastasiya Bykov
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

Royal Bank of Canada, in its individual capacity, as a Bank and an Issuing Bank,

By	/s/ Don J. McKinnerney
	Name:	Don J. McKinnerney
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

STANDARD CHARTERED BANK, in its individual capacity, as a Bank and an Issuing Bank,

By	/s/ Kristopher Tracy
	Name:	Kristopher Tracy
	Title:	Director, Financing Solutions

[Signature Page to Third Amended and Restated Credit Agreement]

Sumitomo Mitsui Banking Corporation, in its individual capacity, as a Bank and an Issuing Bank,

By	/s/ Alkesh Nanavaty
	Name:	Alkesh Nanavaty
	Title:	Executive Director

[Signature Page to Third Amended and Restated Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, in its individual capacity, as a Bank and an Issuing Bank,

By	/s/ Lionel Baptista
	Name:	Lionel Baptista
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its individual capacity, as a Bank and an Issuing Bank,

By	/s/ Michael Real
	Name:	Michael Real
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, in its individual capacity, as a Bank

By	/s/ Cara Younger
	Name:	Cara Younger
	Title:	Managing Director

By	/s/ Armen Semizian
	Name:	Armen Semizian
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

Bank of China New York Branch, in its individual capacity, as a Bank

By	/s/ Raymond Qiao
	Name:	Raymond Qiao
	Title:	Executive Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, in its individual capacity, as a Bank

By	/s/ Sydney G. Dennis
	Name:	Sydney G. Dennis
	Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, in its individual capacity, as a Bank

By	/s/ Scott W. Danvers
	Name:	Scott W. Danvers
	Title:	Authorized Signatory

By	/s/ Donovan C. Broussard
	Name:	Donovan C. Broussard
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

MIZUHO BANK, LTD., in its individual capacity, as a Bank

By	/s/ Edward Sacks
	Name:	Edward Sacks
	Title:	Executive Director

[Signature Page to Third Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, in its individual capacity, as a Bank

By	/s/ Anvar Musayev
	Name:	Anvar Musayev
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, in its individual capacity, as a Bank

By	/s/ Joe Lattanzi
	Name:	Joe Lattanzi
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

U.S. Bank National Association, in its individual capacity, as a Bank

By	/s/ Luke Fernie
	Name:	Luke Fernie
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

Riyad Bank Houston Agency, in its individual capacity, as a Bank

By	/s/ Chris Chambers
	Name:	Chris Chambers
	Title:	General Manager

By	/s/ Roxanne Crawford
	Name:	Roxanne Crawford
	Title:	VP Administrative Officer

[Signature Page to Third Amended and Restated Credit Agreement]

THE BANK OF NEW YORK MELLON, in its individual capacity, as a Bank

By	/s/ Yipeng Zhang
	Name:	Yipeng Zhang
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

SOCIETE GENERALE, in its individual capacity, solely as an Existing Bank pursuant to Section 10.20(d) of the Credit Agreement

By	/s/ Richard Bernal
	Name:	Richard Bernal
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

BNP PARIBAS, solely as an Existing Bank pursuant to Section 10.20(d) of the Credit Agreement

By	/s/ Nicolas Anberree
	Name:	Nicolas Anberree
	Title:	Director

By	/s/ Delphine Gaudiot
	Name:	Delphine Gaudiot
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, in its individual capacity, solely as an Existing Bank pursuant to Section 10.20(d) of the Credit Agreement

By	/s/ Page Dillehunt
	Name:	Page Dillehunt
	Title:	Managing Director

By	/s/ Mike Willis
	Name:	Mike Willis
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

SCHEDULE 1.01 TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Capitalized terms used in Section 6.02(b) or Section 6.02(c) of the Third Amended and Restated Credit Agreement shall have the meanings indicated below.  Capitalized terms used in the definitions set forth below and not defined in this Schedule 1.01 shall have the meanings indicated in Section 1.01 of the Third Amended and Restated Credit Agreement. All section references used in the definitions set forth below shall be to sections of the Third Amended and Restated Credit Agreement, unless otherwise specified.

“Board of Directors” means either the board of directors (or any similar governing body) of the Company or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Consolidated Net Tangible Assets” means the total of the Net Tangible Assets of the Company and its Consolidated Subsidiaries, included in their financial statements prepared on a consolidated basis in accordance with United States generally accepted accounting principles, after eliminating all intercompany items.

“Consolidated Subsidiary” means any Subsidiary of the Company included in the financial statements of the Company and its Subsidiaries prepared on a consolidated basis in accordance with United States generally accepted accounting principles.

“Current Liabilities” means all Indebtedness that may properly be classified as current liabilities in accordance with United States generally accepted accounting principles.

“Discounted Rental Value” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent (after deducting the amount of rent to be received by such Person under noncancelable subleases) required to be paid by such Person under such lease during the remaining noncancelable term thereof (including any such period for which such lease has been extended or may, at the option of the lessor, be extended), discounted from the respective due dates thereof to such date at a rate per annum of 11 3/4%. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. If and to the extent the amount of any rent during any future period is not definitely determinable under the lease in question, the amount of such rent shall be estimated in such reasonable manner as the Board of Directors of the Company may in good faith determine.

“Funded Debt” means all Indebtedness maturing one year or more from the date of the creation thereof, all Indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Indebtedness under a revolving credit, term loan or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Indebtedness” means, with respect to any Person, at any time, and in each case only to the extent such obligations are presented as liabilities on the face of the balance sheet of such Person in accordance with United States generally accepted accounting principles (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (b) obligations under finance leases (the amount of such obligations being the capitalized amount of such leases, determined in accordance with United States generally accepted accounting principles as provided in Section 1.02), (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit,  letters of guaranty and bankers’ acceptances, (e) guarantees by such Person of any Indebtedness of others of the type described in the foregoing clauses (a) through (d) and (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person.

“Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance to secure Indebtedness for borrowed money, but excluding (i) any security interest which a lessor may be deemed to have under a lease and (ii) any lien which may be deemed to exist under a Production Payment or under any subordination arrangement.

“Net Tangible Assets” of any specified Person means the total of all assets properly appearing on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles, after deducting from such total, without duplication of deductions, (a) all Current Liabilities of such Person, (b) that portion of the book amount of all such assets which would be treated as intangibles under United States generally accepted accounting principles, including without limitation, all such items as goodwill, trademarks, trade names, brands, copyrights, patents, licenses and rights with respect to the foregoing and unamortized debt discount and expense, and (c) the amount, if any, at which any Capital Stock of such Person appears on the asset side of such balance sheet.

“Obligations” means the due and punctual payment by the Company of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made under the Third Amended and Restated Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursements of LC Disbursements and interest thereon and (c) all other monetary obligations of the Company to the Banks under the Third Amended and Restated Credit Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Domestic Property” means any (i) developed oil or gas producing property or (ii) processing or manufacturing plant, in each case which is now or hereafter owned or leased by the Company or any Consolidated Subsidiary and which is located in the continental United States (provided, however, that any such property or plant declared by the Board of Directors by Board Resolution not to be of material importance to the business of the Company and its Consolidated Subsidiaries taken as a whole will be excluded from the foregoing definition).

“Production Payment” means any economic interest in oil, gas or mineral reserves which (i) entitles the holder thereof to a specified share of future production from such reserves, free of the costs and
2

expenses of such production, and (ii) terminates when a specified quantity of such share of future production from such reserves has been delivered or a specified sum has been realized from the sale of such share of future production from such reserves.

“Secured Debt” means any Indebtedness of the Company or any Consolidated Subsidiary for borrowed money, secured by a Lien on any Principal Domestic Property or on any shares of Capital Stock or on any Indebtedness of any Consolidated Subsidiary which owns any Principal Domestic Property.

“Subsidiary” means a Business Entity more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

“Voting Stock” means, with respect to any Business Entity, any class or series of Capital Stock of such Business Entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or to appoint or to approve the appointment of, the directors, trustees or managing members of, or other persons holding similar positions with, such Business Entity.

3

SCHEDULE I to
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

AMOUNTS OF REVOLVING CREDIT COMMITMENTS

NAME OF BANK	TOTAL REVOLVING CREDIT COMMITMENT
JPMorgan Chase Bank, N.A.	$270,000,000.00
Bank of America, N.A.	$270,000,000.00
Citibank, N.A.	$270,000,000.00
HSBC Bank USA, National Association	$270,000,000.00
MUFG Bank, Ltd.	$270,000,000.00
Royal Bank of Canada	$270,000,000.00
Standard Chartered Bank	$270,000,000.00
Sumitomo Mitsui Banking Corporation	$270,000,000.00
The Toronto-Dominion Bank, New York Branch	$270,000,000.00
Wells Fargo Bank, National Association	$270,000,000.00
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$150,000,000.00
Bank of China New York Branch	$150,000,000.00
Barclays Bank PLC	$150,000,000.00
Canadian Imperial Bank of Commerce, New York Branch	$150,000,000.00
Mizuho Bank, LTD.	$150,000,000.00
PNC Bank, National Association	$150,000,000.00
The Bank of Nova Scotia, Houston Branch	$150,000,000.00
U.S. Bank National Association	$150,000,000.00
Riyad Bank Houston Agency	$50,000,000.00
The Bank of New York Mellon	$50,000,000.00
TOTAL COMMITMENT AMOUNT	$4,000,000,000.00